UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
lululemon athletica inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

TO OUR SHAREHOLDERS:
We are pleased to invite you to attend the annual meeting of shareholders of lululemon athletica inc. on Wednesday, June 3, 2020, beginning at 8:00 a.m., Pacific Time. The annual meeting will be a virtual meeting of shareholders, which will be conducted via live webcast. You will be able to attend the annual meeting of shareholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/lulu2020. You also will be able to vote your shares electronically at the annual meeting.
We are excited to continue to embrace the latest technology to provide expanded access, improved communication, and cost savings for our shareholders and the company. We believe hosting a virtual meeting helps enable greater shareholder attendance at the annual meeting by allowing shareholders that might not otherwise be able to travel to a physical meeting to attend online and participate from any location around the world.
Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.
This year we are again providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission's "notice and access" rules. As a result, we are sending to many of our shareholders a notice instead of a paper copy of this proxy statement and our 2019 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2019 Annual Report, and a form of proxy card or voting instruction card. All shareholders who do not receive a notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Continuing to employ this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.
Your vote is important. Regardless of whether you plan to participate in the annual meeting online, we hope you will vote as soon as possible. You may vote by proxy over the Internet, telephone or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, telephone, or by paper proxy, or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend the virtual meeting.
Thank you for your ongoing support of, and continued interest in, lululemon.
Sincerely,

/s/ Calvin McDonald
Calvin McDonald
Chief Executive Officer

1

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 3, 2020

You are invited to attend the 2020 annual meeting of the shareholders of lululemon athletica inc., a Delaware corporation. The meeting will be held on June 3, 2020, beginning at 8:00 a.m., Pacific Time, via live webcast at www.virtualshareholdermeeting.com/lulu2020. The items of business for the meeting include:
1. To elect three Class I directors to hold office for a three-year term and until their respective successors are elected and qualified, and to elect one Class III director to hold office for a two-year term and until her successor is elected and qualified;
2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2021;
3. To approve, on an advisory basis, the compensation of our named executive officers;
4. To vote on a shareholder proposal, if properly presented at the meeting; and
5. To transact such other business as may properly come before the meeting.
Our board of directors recommends that you vote "FOR":

•	The election of the four director nominees named in this proxy statement;

•	Proposal No. 2 (the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2021); and

•	Proposal No. 3 (the approval, on an advisory basis, of the compensation of our named executive officers).
Our board of directors recommends that you vote "AGAINST":

•	Proposal No. 4 (the shareholder proposal).

Shareholders of record at the close of business on April 8, 2020, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A list of those shareholders entitled to vote at the annual meeting will be available for examination by any shareholder for any purpose germane to the meeting for a period of ten days prior to the meeting at our principal offices. If you would like to schedule an appointment to examine the shareholder list during this period, please email our Corporate Secretary at investors@lululemon.com. The shareholder list will also be available to shareholders of record during the annual meeting on the virtual meeting website.
We are pleased to continue using the U.S. Securities and Exchange Commission's "notice and access" delivery model allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this delivery process will expedite shareholders' receipt of proxy materials and lower the costs and reduce the environmental impact of the annual meeting. On or about April 23, 2020, we intend to send to our shareholders a Notice of Internet Availability of Proxy Materials, containing instructions on how to access our proxy statement and Annual Report to Shareholders for the fiscal year ended February 2, 2020, on how to vote online, and on how to access the virtual annual meeting and the shareholder list. This notice also provides instructions on how to receive a paper copy of the proxy materials by mail.

2

All shareholders are invited to attend the annual meeting. The annual meeting will begin promptly at 8:00 a.m., Pacific Time. Online check-in will begin at 7:30 a.m., Pacific Time, and you should allow ample time for the online check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page. Whether or not you plan to attend the annual meeting, please vote your shares via the Internet or telephone, as described in the accompanying materials, as soon as possible to ensure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the virtual meeting you will, of course, have the right to revoke the proxy and vote your shares electronically at the meeting.

By order of the board of directors,

/s/ Calvin McDonald
Calvin McDonald
Chief Executive Officer
Vancouver, British Columbia
April 20, 2020

3

LULULEMON ATHLETICA INC.
PROXY STATEMENT
2020 ANNUAL MEETING OF SHAREHOLDERS
WEDNESDAY, JUNE 3, 2020
GENERAL INFORMATION
This proxy statement is being provided to solicit proxies on behalf of the board of directors of lululemon athletica inc. for use at the annual meeting of shareholders to be held on Wednesday, June 3, 2020, at 8:00 a.m., Pacific Time. We are pleased to inform you that this year's meeting will again be a virtual meeting, which will be conducted via live webcast. You will be able to attend the annual meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/lulu2020. We expect to first make this proxy statement available, together with our Annual Report for the fiscal year ended February 2, 2020, to shareholders on or about April 23, 2020.
Our principal offices are located at 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7.

Virtual Annual Meeting
Our board of directors considers the appropriate format for our annual meeting of shareholders on an annual basis. This year specifically, we took into account the unprecedented impact of COVID-19, which has heightened public health and travel concerns for in-person annual meetings. Accordingly, we are pleased to continue to embrace the latest technology to provide expanded access, improved communication, and cost savings for our shareholders and lululemon. Our virtual format allows shareholders to submit questions and comments and to vote during the meeting. We believe the virtual meeting format allows our shareholders to engage with us no matter where they live in the world, and is accessible and available on any internet-connected device, be it a phone, a tablet, or a computer. We believe the benefits of a virtual meeting allow our shareholders to have robust engagement with lululemon, and is in the best interests of our shareholders at this time.
Internet Availability of Annual Meeting Materials
Under rules adopted by the U.S. Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our shareholders of record. All shareholders will have the ability to access the proxy materials on the website referred to in the notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the notice. You will not receive a printed copy of the proxy materials unless you request one in the manner described in the notice. This permits us to conserve natural resources and reduces our printing costs, while giving shareholders a convenient and efficient way to access our proxy materials and vote their shares.
We intend to send the notice on or about April 23, 2020 to all shareholders of record entitled to vote at the annual meeting.
Who May Vote
Only persons who are holders of record of our common stock or our special voting stock at the close of business on April 8, 2020, which is the record date, will be entitled to notice of and to vote at the annual meeting. On the record date, 124,315,438 shares of common stock and 5,876,395 shares of special voting stock were issued and outstanding. Each share of common stock is entitled to one vote at the annual meeting and each share of special voting stock is entitled to one vote at the annual meeting. Holders of common stock and special voting stock will vote together as a single class on all matters that come before the annual meeting. Accordingly, throughout this proxy statement we refer generally to our outstanding common stock and special voting stock together as our "common stock."
What Constitutes a Quorum
Shareholders may not take action at the annual meeting unless there is a quorum present at the meeting. Shareholders participating in the virtual meeting are considered to be attending the meeting "in person." The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote as of the close of business on the record date constitutes a quorum. Abstentions and broker non-votes will each be counted as present for the purposes of determining the presence of a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a shareholder withholds such shareholder's vote by checking the "abstain" box on the proxy card, or similarly elects to abstain via the Internet or telephone voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of appointment of independent registered accounting firm.

4

Vote Required
Proposal No. 1: A nominee for director will be elected to the board if the votes cast for the nominee's election exceed the votes cast against that nominee's election at the meeting. Abstentions and broker non-votes will have no effect on the outcome of the election and we do not have cumulative voting in the election of directors.
Proposal No. 2: The selection of our independent registered public accounting firm will be ratified if the votes cast for this proposal exceed the votes cast against this proposal at the meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Proposal No. 3: The compensation of our named executive officers will be approved, on an advisory basis, if the votes cast for this proposal exceed the votes cast against this proposal at the meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Proposal No. 4: Under our current bylaws, approval of the shareholder proposal requires the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Voting Process
Shares that are properly voted or for which proxy cards are properly executed and returned will be voted at the annual meeting in accordance with the directions given. In the absence of directions, these shares will be voted "FOR" the election of the four director nominees named in this proxy statement, "FOR" Proposals No. 2 and No. 3, and "AGAINST" Proposal No. 4.
We do not expect any other matters to be brought before the annual meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to those matters.
The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the holder of your shares on the records of our stock transfer agent, you may vote those shares via the Internet or telephone, or, if you request a printed copy of the proxy materials, via a proxy card for voting those shares included with the printed proxy materials. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you may instead receive a notice with instructions on how to access proxy materials as well as how you may instruct your bank or brokerage firm how to vote your shares.
Voting on the Internet
You can vote your shares via the Internet by following the instructions in the notice. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to complete and mail a proxy card. We encourage you to vote your shares via the Internet in advance of the annual meeting even if you plan to attend the annual meeting.
Voting by Mail
You can vote your shares by mail by requesting a printed copy of the proxy materials sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card. By signing and returning the proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as "proxies," to vote your shares at the annual meeting in the manner you indicate. If you request a printed copy of the proxy materials, we encourage you to sign and return the proxy card even if you plan to attend the annual meeting.
Voting by Telephone
You can vote your shares by telephone. Instructions are included with your notice. If you vote by telephone, you do not need to complete and mail your proxy card.
Attendance and Voting at the Annual Meeting
Most of our shareholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the "shareholder of record." As the shareholder of record, you have the right to grant your voting proxy directly to lululemon or to a third party, or to vote your shares during the meeting. If your shares are held in a brokerage account, by a trustee or by another nominee (that is, in "street name"), you are

5

considered the "beneficial owner" of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote, or to vote your shares during the annual meeting.
Revocation
If you are the record holder of your shares, you may revoke a previously granted proxy at any time before the annual meeting by delivering to the Corporate Secretary of lululemon a written notice of revocation or a duly executed proxy bearing a later date or by voting your shares electronically at the annual meeting. Any shareholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares. Simply attending the annual meeting does not revoke your proxy. Your last vote, prior to or at the annual meeting, is the vote that will be counted.
Householding
The SEC permits companies to send a single notice, and for those shareholders that elect to receive a paper copy of proxy materials in the mail, one copy of this proxy statement, together with our 2019 Annual Report, to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice, and for those shareholders that elect to receive a paper copy of proxy materials in the mail, one copy of our 2019 Annual Report and this proxy statement. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our common share held through brokerage firms. If your family has multiple accounts holding our common shares, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the notice, our 2019 Annual Report and this proxy statement. The broker will arrange for delivery of a separate copy of the notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
Solicitation of Proxies
We pay the cost of soliciting proxies for the annual meeting. We solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send notices, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile, mail, email or other methods of electronic communication. Shareholders are requested to return their proxies without delay.

6

PROPOSAL NO. 1
ELECTION OF DIRECTORS
We have a classified board of directors currently consisting of ten directors, including three Class I directors, four Class II directors, and three Class III directors, who will serve until the annual meetings of shareholders to be held in 2020, 2021 and 2022, respectively, and until their respective successors are duly elected and qualified or until their earlier resignation or removal.
At each annual meeting of shareholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates. The term of the Class I directors will expire on the date of the upcoming annual meeting and three people are to be elected to serve as Class I directors of our board of directors at the annual meeting. Based on all information available to the nominating and governance committee of our board of directors and relevant considerations, including the guidelines, criteria and procedures for identifying and evaluating candidates for election to the board of directors included in our "Guidelines for Evaluating Director Candidates," the nominating and governance committee selected Michael Casey, Glenn Murphy and David M. Mussafer, each of whom is a current Class I director, as the candidates who, in the view of the nominating and governance committee, are most suited for membership on our board of directors at this time. On July 11, 2019, our board of directors appointed Stephanie Ferris as a Class III director and determined that our shareholders should have the opportunity to vote on her nomination as a continuing Class III director at this annual meeting. Accordingly, the nominating and governance committee recommended, and our board of directors nominated Mr. Casey, Mr. Murphy, and Mr. Mussafer as nominees for election as Class I directors and Ms. Ferris as nominee to continue as a Class III director. If elected, Mr. Casey, Mr. Murphy, and Mr. Mussafer will serve as Class I directors until our annual meeting of shareholders in 2023 and until their successors are duly elected and qualified, or until their earlier resignation or removal and Ms. Ferris will continue to serve as a Class III director until our annual meeting of shareholders in 2022 and until her successor is duly elected and qualified or until her earlier resignation or removal.
Our board of directors has no reason to believe that any of the nominees listed above will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee. There are no family relationships among any of the directors or executive officers.
Director Nominees for Election at the 2020 Annual Meeting of Shareholders
Michael Casey has been a member of our board of directors since October 2007 and served as co-chair of the board of directors from September 2014 to April 2017 and as chair of the board of directors from May 2014 to September 2014. He retired from Starbucks Corporation in October 2007, where he had served as senior vice president and chief financial officer from August 1995 to September 1997, and executive vice president, chief financial officer and chief administrative officer from September 1997 to October 2007. Subsequent to retirement he served as a senior advisor to Starbucks Corporation from October 2007 to May 2008 and from November 2008 to January 2015. Prior to joining Starbucks, Mr. Casey was executive vice president and chief financial officer for Family Restaurants, Inc. and president and chief executive officer of El Torito Restaurants, Inc. He was also a member of the board of directors of The Nasdaq OMX Group, Inc. from January 2001 to May 2012. Mr. Casey graduated from Harvard College with an A.B. degree in Economics, cum laude, and Harvard Business School with an MBA degree. Our board of directors selected Mr. Casey to serve as director because he has extensive experience in corporate finance and accounting, managing retail-focused industry operations, strategic planning, and public company corporate governance. Our board of directors believes his service on executive, audit, and compensation committees of other companies allows him to provide significant insight to our board of directors.
Glenn Murphy has been a member of our board of directors since April 2017 and has served as non-executive chair of the board of directors since August 2018. He served as executive chair of the board of directors from February to August of 2018. He served as co-chair of the board of directors from April 2017 to November 2017 and as non-executive chair of the board of directors from November 2017 to February 2018. He is the founder and chief executive officer of FIS Holdings, a consumer-focused investment firm. Prior to FIS Holdings, Mr. Murphy served as chairman and chief executive officer at The Gap, Inc. from 2007 until 2014. Prior to that, Mr. Murphy served as the chairman and chief executive officer of Shoppers Drug Mart Corporation from 2001 to 2007. Prior to leading Shoppers Drug Mart, he served as the chief executive officer and president for the retail division of Chapters Inc. Mr. Murphy started his career at Loblaws where he spent 14 years, and he holds a B.A. degree from the University of Western Ontario. Our board of directors selected Mr. Murphy to serve as a director because they believe his extensive retail experience as a leading strategic operator will provide valuable insight to our board of directors.
David M. Mussafer is lead director and has been a member of our board of directors since September 2014. Previously, Mr. Mussafer also served as a director of lululemon from 2005 until 2010. Mr. Mussafer is chairman and managing partner of Advent International Corporation, a global private equity firm, which he joined in 1990. Mr. Mussafer has led or co-led more than 20 buyout investments at Advent across a range of industries. Mr. Mussafer’s current directorships also include Aimbridge Hospitality, First Watch Restaurants, Olaplex Inc. and Serta Simmons Holdings LLC. Mr. Mussafer holds a BSM, cum laude, from Tulane University and an MBA from the Wharton School of the University of Pennsylvania. Our board of directors believes his extensive experience

7

enables him to provide valuable insights to the board of directors regarding board processes and operations as well as the relationship between the board of directors and shareholders.
Stephanie Ferris has been a member of our board of directors since July 2019. Ms. Ferris is the chief operating officer of Fidelity National Information Services, Inc., a payments technology company. Prior to becoming chief operating officer of FIS in 2019, Ms. Ferris was the chief financial officer of Worldpay from 2018 to 2019, and the chief financial officer of Vantiv, Inc., a predecessor to Worldpay, since 2016 and its deputy chief financial officer since 2015. Ms. Ferris served in several capacities at Vantiv from 2010 to 2015. Earlier in her career, Ms. Ferris was employed in various positions of increasing responsibility of Fifth Third Bancorp, and began her career in public accounting at PricewaterhouseCoopers. Ms. Ferris is a Certified Public Accountant and a graduate of Miami University in Oxford, Ohio. Our board of directors selected Ms. Ferris to serve as a director given her broad expertise and experience in technology and finance.
Vote Required and Board Recommendation
If a quorum is present, a nominee for director will be elected to the board of directors if the votes cast for the nominee's election exceed the votes cast against that nominee's election. If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the shareholder vote by the inspector of elections, the board of directors will determine whether to accept the director's resignation. Abstentions and broker non-votes will have no effect on the outcome of the election.
Our board of directors unanimously recommends a vote "FOR" the election of the three Class I director nominees and the one Class III director nominee named above.

8

CORPORATE GOVERNANCE
Our Board of Directors
The following table states the name, age as of April 1, 2020, and principal occupation of each of our current directors (including the nominees to be elected at this meeting), and the period during which each has served as a director of lululemon.

Name	Age	Occupation	Director Since
Class I directors (whose terms expire and who are nominees for election at the 2020 annual meeting)
Michael Casey	74	Retired Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Starbucks Corporation	2007
Glenn Murphy	58	Founder and Chief Executive Officer of FIS Holdings	2017
David M. Mussafer	56	Chairman and Managing Partner of Advent International Corporation	2014

Class II directors (whose terms expire at the 2021 annual meeting)
Tricia Glynn	39	Managing Director of Advent International Corporation	2017
Calvin McDonald	48	Chief Executive Officer of lululemon athletica inc.	2018
Martha Morfitt	62	Principal of River Rock Partners Inc.	2008
Emily White	41	President of Anthos Capital	2011

Class III directors (whose terms expire at the 2022 annual meeting)
Kathryn Henry	54	Strategic Advisor and Independent Consultant	2016
Jon McNeill	52	Chief Executive Officer of DeltaV Ventures	2016
Class III director (who is a nominee to continue as a Class III director at the 2020 annual meeting)
Stephanie Ferris	46	Chief Operating Officer of Fidelity National Information Services, Inc. (FIS)	2019

Director Biography
The following is brief biographical description of each person who is currently a member of our board of directors:
Class I directors (whose terms expire and who are nominees for election at the 2020 annual meeting)
Michael Casey's biographical summary is included under "Proposal No. 1 - Election of Directors."
Glenn Murphy's biographical summary is included under "Proposal No. 1 - Election of Directors."
David S. Mussafer's biographical summary is included under "Proposal No. 1 - Election of Directors."
Class II directors (whose terms expire at the 2021 annual meeting)
Tricia Glynn has been a member of our board of directors since August 2017. Ms. Glynn has worked at Advent International since 2016 as a managing director focusing on buyouts and growth equity investments in the retail, consumer and leisure sector. Prior to Advent, Ms. Glynn spent 15 years investing across both Bain Capital Private Equity and the Private Equity Group of Goldman, Sachs & Co. She has closed transactions across the retail, healthcare, business services, real estate and media sectors, as well as internationally. From 2012 to 2018, Ms. Glynn served on the board of Burlington Stores Inc., a publicly traded department store retailer; and she is currently on the board of First Watch Restaurants Inc. and Olaplex, Inc. Ms. Glynn earned an A.B. in Biochemical Sciences cum laude from Harvard College and an MBA, with high distinction, as a Baker Scholar from Harvard Business School. Our board of directors believes Ms. Glynn's experience advising and investing in retail and consumer companies enables her to provide valuable and current insights to the board of directors.
Calvin McDonald was appointed as chief executive officer of lululemon and a member of our board of directors in August 2018. Prior to joining lululemon, Mr. McDonald served for five years as president and chief executive officer of Sephora Americas, a division of the LVMH group of luxury brands. Prior to joining Sephora in 2013, Mr. McDonald spent two years as president and chief executive officer of Sears Canada. Prior to his tenure at Sears Canada, Mr. McDonald spent 17 years at Loblaw Companies Limited, a grocery and pharmacy leader in Canada. He currently serves on the board of directors of Cole Haan, Inc., a footwear and accessories

9

retailer. Mr. McDonald received an MBA from the University of Toronto, and Bachelor of Science degree from the University of Western Ontario.
Martha (Marti) Morfitt has been a member of our board of directors since December 2008. She has served as a principal of River Rock Partners, Inc., a business and cultural transformation consulting firm, since 2008. Ms. Morfitt served as the chief executive officer of Airborne, Inc. from October 2009 to March 2012. She served as the president and chief executive officer of CNS, Inc., a manufacturer and marketer of consumer healthcare products, from 2001 through March 2007. From 1998 to 2001, she was chief operating officer of CNS, Inc. Ms. Morfitt currently serves on the board of directors of Graco, Inc., a publicly-traded fluid handling systems and components company; and Mercer International Inc., a publicly traded forest products company with operations in Europe, North America, and Australia. She served on the board of directors of Life Time Fitness, Inc., a publicly traded operator of fitness and athletic centers from 2008 to 2015. She received her HBA from the Richard Ivey School of Business at the University of Western Ontario, and an MBA from the Schulich School of Business at York University. Our board of directors selected Ms. Morfitt to serve as director because she has extensive public board experience and years of leading and managing branded consumer business operations and strategic planning.
Emily White has been a member of our board of directors since November 2011. She has served as president of Anthos Capital, a venture and growth equity fund, since 2018. Prior to Anthos, Ms. White was the chief operating officer of Snapchat, Inc., a photo messaging application, from January 2014 to March 2015. Prior to joining Snapchat, Ms. White held several leadership roles at Facebook Inc., a social networking company, from 2010 to 2013 including director of local business operations, director of mobile business operations and head of business operations at Instagram. From 2001 to 2010, Ms. White worked at Google where she ran North American Online sales and operations, Asia Pacific & Latin America business and the emerging business channel. She currently serves on the board of directors of Graco, Inc., a publicly traded fluid handling systems and components company and Olaplex, Inc., a private company in the hair care space. She is also on the board of directors of XPrize Foundation, a non-profit focused on creating breakthroughs that pull the future forward. She was previously on the board of Honey Science, a privately held company in the couponing and ecommerce space, and Zayo Group Holdings, Inc., a publicly traded communications infrastructure company. She received a BA in Art History from Vanderbilt University. Our board of directors selected Ms. White to serve as a director because of her extensive experience with social networking and technology companies, her understanding of the demographics in which our principal customers reside and the diversity in background and experience she provides to our board of directors.
Class III directors (whose terms expire at the 2022 annual meeting)
Kathryn Henry has been a member of our board of directors since January 2016. Since 2015, Ms. Henry has served as a strategic advisor and independent consultant for retail and technology companies, in addition to venture capital, investment and consulting firms seeking executive level guidance. Ms. Henry previously served as chief information officer, logistics & distribution at lululemon from 2010 to 2014. In her role, Ms. Henry oversaw all global IT, distribution and logistics operations for the company. Prior to joining lululemon in 2010, Ms. Henry worked at The Gap, Inc., where she served as vice president and chief information officer of international IT and Gap North America and was responsible for the systems support of key international growth initiatives. Our board of directors believes Ms. Henry's strategic IT and retail experience as well as her experience with lululemon provides valuable insight to our board of directors.
Jon McNeill has been a member of our board of directors since April 2016. Since January 2020, Mr. McNeill has served as chief executive officer of DeltaV Ventures. He previously served as chief operating officer of Lyft, Inc. from March 2018 to July 2019. From September 2015 to February 2018, he served as president, global sales, delivery and service of Tesla Inc., overseeing customer-facing operations. Prior to joining Tesla, Inc., he was the chief executive officer of Enservio, Inc., a software company, from 2006 until 2015, and founder of multiple technology and retail companies including TruMotion, Sterling, First Notice Systems, and Trek Bicycle Stores, Inc. Mr. McNeill began his career at Bain & Company. He is a graduate of Northwestern University. Our board of directors believes his executive experience and innovative and entrepreneurial attributes provide valuable insight to our board of directors and are aligned with our unique culture.

Class III director (who is nominated to continue as a Class III director at the 2020 annual meeting)
Stephanie Ferris' biographical summary is included under "Proposal No. 1 - Election of Directors."

10

Independence of the Board
The U.S. federal securities laws pertaining to corporate governance of publicly-traded companies and the Nasdaq listing standards require the board of directors to make an evaluation and determination as to the independence of members of the board of directors in accordance with the standards provided in U.S. federal law and the Nasdaq listing standards. The board of directors has reviewed the general definitions and criteria for determining the independence of directors, information provided by each director, other relevant facts and circumstances bearing on each director's ability to exercise independent judgment in carrying out the responsibilities of a director, any arrangements or understandings between any director and another person under which that director was selected as a director, and the recommendations of the nominating and governance committee regarding the independence of our current directors. Based on this review, our board of directors has determined that the following current members of our board of directors are "independent" for the purposes of the Nasdaq listing standards as they relate to directors:

Michael Casey	Kathryn Henry	David M. Mussafer
Stephanie Ferris	Jon McNeill	Emily White
Tricia Glynn	Martha Morfitt
Our board of directors has determined that Calvin McDonald, our chief executive officer, is not an independent director by virtue of his current employment with lululemon, and that Glenn Murphy, our non-executive chair of the board of directors (and former executive chair), is not an independent director by virtue of his service as executive chair of the board of directors for part of 2018.
Executive Sessions
Non-management directors generally meet in an executive session without management present each time our board of directors holds its regularly scheduled meetings.
Committees and Meeting Attendance
Our board of directors has three standing committees, including audit, compensation, and nominating and governance committees. Each of these committees operates under a written charter adopted by our board of directors. Copies of these charters are available on our website at www.lululemon.com. Our board of directors held six meetings of the full board of directors during fiscal 2019. Each of the standing committees of our board of directors held the number of meetings indicated in the table below. During fiscal 2019, each of our directors attended at least 75% of the total number of meetings of our board of directors and the committees of our board of directors on which such director served during that period. Directors are encouraged to attend our annual meetings of shareholders. All of our directors attended the 2019 annual meeting of shareholders.

11

The following table shows the three standing committees of our board of directors, the members of each committee during fiscal 2019 and the number of meetings held by each committee:

Name of Director	Audit	Compensation	Nominating and Governance
Michael Casey	Member	Chair
Stephanie Ferris(1)	Member
Tricia Glynn			Member
Kathryn Henry	Member
Jon McNeill			Member
Martha Morfitt	Chair	Member
David M. Mussafer			Chair
Emily White		Member
Number of meetings in fiscal 2019	6	6	4
(1) Ms. Ferris was appointed as a director in July 2019.
Audit Committee
The audit committee is appointed by our board of directors to assist it in fulfilling its oversight responsibilities by overseeing the accounting and financial reporting processes of lululemon and the audits of our financial statements as well as overseeing our risk assessment and risk management policies, procedures and practices. The audit committee's primary duties and responsibilities include:

•
Appointing and retaining our independent registered public accounting firm, approving all audit, review, and other services to be provided by our independent registered public accounting firm and determining the compensation to be paid for those services;

•	Overseeing the integrity of our financial reporting process and systems of internal controls regarding accounting and finance;

•	Overseeing the qualifications, independence, and performance of our independent registered public accounting firm;

•	Overseeing our financial risk assessment and risk management policies, procedures, and practices;

•	Overseeing our enterprise risk assessment and management policies, procedures and practices (including regarding those risks related to information security, cyber security, and data protection);

•	Reviewing and, if appropriate, approving any related party transactions;

•	Reviewing our code of business conduct and ethics applicable to all directors, officers, and employees, and monitoring and approving any modifications or waivers of the code;

•	Providing a means for processing complaints and anonymous submissions by employees of concerns regarding accounting or auditing matters; and

•	Monitoring compliance with legal and regulatory requirements.
The current members of the audit committee are Martha Morfitt (chair), Michael Casey, Stephanie Ferris, and Kathryn Henry. Our board of directors has determined that each of the members of the audit committee is "independent" for purposes of the Nasdaq listing requirements as they apply to audit committee members and that Mr. Casey, Ms. Morfitt and Ms. Ferris qualify as "audit committee financial experts" under the rules of the SEC as they apply to audit committee members.
Compensation Committee
The compensation committee is appointed by our board of directors to assist it in fulfilling its oversight responsibility by overseeing all significant aspects of our compensation policies and programs, including:

•	Reviewing and approving the compensation and annual performance objectives and goals of our executive officers;

•	Reviewing, approving, and administering incentive-based and equity-based compensation plans in which our executive officers participate;

•	Evaluating risks created by our compensation policies and practices and considering any reasonably likely effect of such risks;

•	Reviewing and recommending to our board of directors new executive compensation programs; and

•	Reviewing and recommending to our board of directors proposed changes in director compensation.

12

Additional information concerning the compensation committee's processes and procedures for the consideration and determination of executive and director compensation (including the role of its independent compensation consultant, Willis Towers Watson, and executive officers in determining or recommending the amount or form of executive and director compensation) can be found in the Compensation Discussion and Analysis section of this proxy statement under the captions "Compensation Committee Duties and Responsibilities," "Role of the Independent Compensation Consultant," and "Role of Executive Officers in Executive Compensation."
The current members of the compensation committee are Michael Casey (chair), Martha Morfitt, and Emily White. Our board of directors has determined that each of the members of the compensation committee is "independent" for purposes of the Nasdaq listing standards as they apply to compensation committee members.
Nominating and Governance Committee
The nominating and governance committee is appointed by our board of directors and is responsible for matters relating to:

•	The corporate governance of our company;

•	Identifying individuals qualified to become members of our board of directors or any of its committees;

•	Recommending nominees for election as directors at each shareholder meeting at which directors are to be elected; and

•	Recommending candidates to fill any vacancies on our board of directors or any of its committees
The current members of the nominating and governance committee are David Mussafer (chair), Tricia Glynn, and Jon McNeill. Our board of directors has determined that each of the members of the nominating and governance committee is "independent" for purposes of the Nasdaq listing standards as they apply to nominating committee members.
Director Nominations
The nominating and governance committee considers recommendations for nominees from directors, officers, employees, shareholders, and others based upon each candidate's qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in members of our board of directors. Nominees for our board of directors must be committed to enhancing long-term shareholder value and possess a high level of personal and professional ethics, sound business judgment, appropriate experience and achievements, personal character, and integrity. Members of our board of directors are expected to understand our business and the industry in which we operate, regularly attend meetings of our board of directors and committee meetings, participate in meetings and decision-making processes in an objective and constructive manner, and be available to advise our officers and management. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the nominating and governance committee recommends the candidate to our board of directors. The nominating and governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
We are committed to a merit-based system for composition of our board of directors, which includes multiple perspectives and views. The nominating and governance committee considers individuals on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, and capacity to make independent analytical inquiries, ability and willingness to devote adequate time to director duties, and likelihood that he or she will be able to serve as a director for a sustained period. While we do not have a formal policy regarding the consideration of diversity in identifying nominees for directors, we value the benefits that a diversity of business experience, geography, age, gender identity, race and ethnicity can bring to our board of directors. We believe diversity on the board of directors promotes the inclusion of different perspectives and ideas and ensures that we have the opportunity to leverage all available talent. Our board of directors believes fostering a diverse board of directors makes prudent business sense and makes for better corporate governance and will seek to maintain a board of directors comprised of talented and dedicated directors with a diverse mix of expertise, experience, skills and backgrounds that reflect the diverse nature of the business environment.
The nominating and governance committee will consider director candidates recommended by shareholders. The nominating and governance committee will evaluate director candidates in light of several factors, including the general criteria outlined above. Shareholders who wish to recommend individuals for consideration by the nominating and governance committee to become nominees for election to our board of directors at an annual meeting of shareholders must do so in accordance with the process outlined in "Shareholder Proposals to be Presented at the 2021 Annual Meeting of Shareholders" section of this proxy statement and in compliance with our bylaws. Each submission must include: the name and address of the shareholder on whose behalf the submission is made; the number of our shares that are owned beneficially by that shareholder as of the date of the submission and the time period for which those shares have been held; the derivative securities interests owned beneficially by that shareholder as of the date of the

13

submission; a statement from the record holder of the shares and derivative securities interests verifying the holdings; the full name of the proposed candidate; a description of the proposed candidate's business experience for at least the previous five years; complete biographical information for the proposed candidate; a description of the proposed candidate's qualifications as a director; and any other information described in our bylaws and in our "Guidelines for Evaluating Director Candidates," which is available on our website at www.lululemon.com.
Board Structure
We have a classified board structure where board members are elected to three-year terms, such that generally every year only one-third of the directors are considered for election or re-election. We have had this board structure continuously since lululemon became a publicly traded company in 2007. Our board of directors believes the classified board structure has served lululemon and our shareholders well and continues to benefit our shareholders. We believe continuity in membership of our board of directors has assisted in consistent application of our practice of combining performance and leadership to achieve our goals.
Our board of directors also believes a classified board structure provides valuable stability and continuity of leadership for lululemon which is important to long-term shareholder value. With three-year terms, directors develop a deeper understanding of our business, values, competitive environment, and strategic goals. Experienced directors are better positioned to provide effective oversight and advice consistent with the long-term best interest of shareholders. It also enhances the board's ability to make fundamental decisions that are best for lululemon and its shareholders, such as decisions on strategic transactions, significant capital commitments, and careful deployment of financial and other resources. Electing directors to three-year terms also enhances the independence of non-employee directors. It permits them to act independently and on behalf of all shareholders without worrying whether they will be re-nominated by the other members of the board each year. The longer term reduces the influence of special interest groups or significant shareholders who may have agendas contrary to the majority of shareholders and lululemon's own long-term goals. The board of directors believes the freedom to focus on the long-term interests of lululemon, instead of short-term results and the re-nomination process, leads to greater independence and better governance.
In addition, our board of directors believes the classified board structure can be a safeguard against a purchaser gaining control of lululemon without paying fair value. Because only approximately one-third of the directors are elected at any annual meeting, a majority of the board of directors cannot be replaced at a single annual meeting. A classified board does not preclude a change in control of lululemon. It can, however, provide the board of directors more time and flexibility to evaluate the adequacy and fairness of proposed offers, to implement the optimal method of enhancing shareholder value, to protect shareholders against abusive tactics during a takeover process, and to negotiate the best terms for all shareholders, without the threat of imminent removal of a majority of board members. Our board of directors believes that without a classified board structure, its ability to deal with proposals it believes are unfair to lululemon's shareholders or inadequate would be significantly reduced.
Although our board of directors believes a classified board structure is best for lululemon and our shareholders at this time, our board of directors also believes board composition needs to be very responsive to the changing needs of lululemon, however rapid or long-term. Our board of directors evaluates and refreshes itself on a regular basis in an effort to ensure there is proper board composition to meet the current and long-term business needs of lululemon. The average length of service on our board of directors by our current board members is approximately five years. Our board of directors believes its approach toward board turnover has achieved the right balance between the need for continuity and the need for fresh perspectives on the board and continues to place lululemon's best interests and needs above any individual agenda.
Board Leadership Structure
Our board of directors believes that one of its most important functions is to protect shareholders' interests through independent oversight of management, including the chief executive officer. However, our board of directors does not believe that effective management oversight necessarily mandates a particular management structure, such as a separation of the role and identities of the chair of the board of directors and chief executive officer. Our board of directors considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for lululemon, based on the particular circumstances facing lululemon from time to time.
Currently, the positions of chair of the board of directors and chief executive officer are held by separate persons because our board of directors determined that this structure aids in the oversight of management and was in the best interests of our company and our shareholders at this point in time.
Board and Committee Evaluations
The board of directors and each committee perform annual self-evaluations under the guidance of the nominating and governance committee. In connection with these evaluations, each of the directors is requested to provide his or her assessment of the effectiveness of the board of directors and the committees on which he or she serves to the nominating and governance committee.

14

Generally, these annual evaluations include peer evaluations.

Communications with Directors
Shareholders may communicate with members of our board of directors by transmitting correspondence by mail, facsimile or email, addressed as follows:
Corporate Secretary
c/o lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, British Columbia
Canada V6J 1C7
Facsimile: (604) 874-6124
Email: investors@lululemon.com
The Corporate Secretary will, as he or she deems appropriate, forward communication to our board of directors or to any individual director, directors, or committee of our board of directors to whom the communication is directed.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of the officers, directors and employees of lululemon and our subsidiaries. The most current version is available on our website at www.lululemon.com. If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means required by Nasdaq rules or applicable law.
Say-on-Pay Advisory Vote on Executive Compensation
We provided shareholders a "say-on-pay" advisory vote on the compensation of our named executive officers at our 2019 annual meeting. At that meeting, shareholders expressed substantial support for the compensation of our named executive officers (who generally include our chief executive officer, chief financial officer and each of our next three most highly compensated executive officers during a particular fiscal year), with approximately 96% of the votes cast on the proposal voting for approval of the compensation of our named executive officers.
The compensation committee considered the results of the 2019 advisory say-on-pay vote when evaluating our compensation principles, design, and practices. The compensation committee also considered many other factors in evaluating our executive compensation programs as discussed in the compensation discussion and analysis, including the compensation committee's assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by the compensation committee's independent consultant and a review of market practices for a comparative group of peers. While each of these factors bore weight on the compensation committee's decisions regarding the compensation arrangements of our named executive officers, the compensation committee did not make any changes to our executive compensation policies and practices as a direct result of the 2019 advisory say-on-pay vote.
Advisory Vote on the Frequency of Say-on-Pay Votes
We provided shareholders an opportunity to cast an advisory vote on how often we should include an advisory say-on-pay proposal in our proxy materials for future shareholder meetings at our 2017 annual meeting. Shareholders had the opportunity to recommend holding the advisory say-on-pay vote every year, every two years or every three years. At our 2017 annual meeting, shareholders holding a majority of the shares voting on this proposal preferred that we hold the advisory say-on-pay vote every year.
After considering the results of the 2017 advisory vote on the frequency of the say-on-pay votes and other factors it deemed relevant, the compensation committee believed this outcome conveyed our shareholders' support for holding an advisory vote on say-on-pay every year. Accordingly, we are providing shareholders a say-on-pay advisory vote at this year's annual meeting.
The Dodd-Frank Act requires us to hold this advisory vote on the frequency of the advisory say-on-pay vote at least once every six years. Accordingly, our next advisory vote on how often we should include an advisory say-on-pay proposal in our proxy materials is expected to be at the 2023 annual meeting.
Risk Oversight
In its governance role, and particularly in exercising its duty of care and diligence, our board of directors is responsible for overseeing and assessing risk management policies and procedures designed to protect the company's assets and business. While our

15

board of directors has the ultimate oversight responsibility for the risk management process, our board of directors has delegated to the audit committee the initial responsibility of overseeing the company's risk assessment and risk management. In fulfilling its delegated responsibility, the audit committee has directed management to ensure that an approach to risk management is implemented as a part of the day-to-day operations of lululemon, and to design internal control systems with a view to identifying and managing material risks.
On a periodic basis, the audit committee reviews and discusses with the appropriate members of our finance team and our internal auditors the company's significant financial risk exposures and the steps that management has taken to monitor, control, and report those risks. In addition, the audit committee regularly evaluates the company's policies, procedures, and practices with respect to enterprise risk assessment and risk management (including those risks related to information security, cyber security, and data protection), including discussions with management about material risk exposures and the steps being taken to monitor, control, and report those risks. The audit committee reports its activities to the full board of directors on a regular basis and in that regard makes such recommendations to our board of directors with respect to risk assessment and management as it may deem necessary or appropriate.
On a periodic basis, the compensation committee reviews the various design elements of our compensation policies and practices to determine whether any of their aspects encourage excessive or inappropriate risk-taking by our executive officers. The compensation committee reports its activities in this regard to the full board of directors and makes such recommendations to our board of directors with respect to our compensation policies and practices as it may deem necessary or appropriate.
Anti-Hedging Policy
Our insider trading policy prohibits our directors, officers and other employees from speculating in our stock, including trading in options, warrants, puts and calls, or similar derivative securities, selling lululemon stock short and participating in hedging transactions. Our policy also prohibits our directors, officers and certain other employees from pledging lululemon stock as collateral for a loan.
Compensation Committee Interlocks and Insider Participation
The three current members of the compensation committee, Michael Casey (chair), Martha Morfitt, and Emily White, have never served as one of our officers or employees. None of our executive officers currently serves, or in fiscal 2019 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.
Executive Officers
Our executive officers and their ages as of April 1, 2020, were as follows:

Name	Age	Position	Officer Since
Calvin McDonald	48	Chief Executive Officer	2018
Celeste Burgoyne	46	Executive Vice President, Americas and Global Guest Innovation	2016
Michelle (Sun) Choe	51	Chief Product Officer	2018
Patrick J. Guido(1)	47	Chief Financial Officer	2018
Julie Averill	50	Executive Vice President, Chief Technology Officer	2017
(1) Mr. Guido has resigned from his position as Chief Financial Officer, effective May 8, 2020

Calvin McDonald's biographical summary is included under "Proposal No. 1. - Election of Directors."
Celeste Burgoyne has served as our Executive Vice President, Americas since December 2016. Her role expanded to include Global Guest Innovation in March 2019. Ms. Burgoyne has been with lululemon since 2006 and prior to her most recent role, served as Senior Vice President, Retail, North America, where she was responsible for overseeing all Canadian and US retail. Prior to that, she held the positions of Vice President of Store Operations and General Manager of US Operations. Ms. Burgoyne started her career with Abercrombie & Fitch, where she held various positions during her ten years with the company, including senior director of stores. Ms. Burgoyne holds a B.A. from the Universgity of San Diego.
Michelle (Sun) Choe has served as our Chief Product Officer since September 2018, where she leads the merchandising and design teams for the company. She joined lululemon in 2016 as Senior Vice President, Merchandising and has been instrumental in elevating merchandising capabilities, partnering with design leadership and innovation to deliver the lululemon vision to guests

16

through best in class product assortments. Prior to joining lululemon, Ms. Choe served as chief global product merchant at Marc Jacobs and worked in multi-channel merchandising at brands including West Elm, Madewell, Urban Outfitters, Levi's and The Gap. Ms. Choe received her B.A. from the University of Maryland College Park.
Patrick J. Guido has served as our Chief Financial Officer since April 2018. Prior to joining the company, Mr. Guido had more than 15 years of experience leading finance functions for several Fortune 500 retail organizations. Most recently, Mr. Guido spent seven years at VF Corporation where he served as treasurer and vice president of corporate development. Previously, he held other finance and operating roles at The Home Depot, Inc. and Saks Incorporated. Mr. Guido received his MBA from Vanderbilt University, and holds a B.Sc. from Georgetown University.
Julie Averill has served as our Executive Vice President, Chief Technology Officer since May 2017. Prior to joining lululemon, Ms. Averill was at REI from 2014 to 2017, serving first as the VP, information technology, and then as the brand's first-ever chief information officer. Prior to REI, Ms. Averill spent over a decade driving innovation within Nordstrom's technology platforms, holding several key positions on its IT leadership team. Ms. Averill has a degree in computer science from Seattle Pacific University and an MBA from the University of Washington.

17

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit the consolidated financial statements of lululemon for the fiscal year ending January 31, 2021. PwC has acted in such capacity since its appointment in fiscal 2006. A representative of PwC is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so and is expected to be available to respond to appropriate questions.
Shareholder ratification of the selection of PwC as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of PwC to the shareholders for ratification as a matter of good corporate governance practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee at its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of lululemon and our shareholders.
Fees for Professional Services
The following table shows the aggregate fees billed or expected to be billed to lululemon for fiscal 2019 and fiscal 2018 by PwC:

	Fiscal 2019	Fiscal 2018
Audit Fees(1)	$1,031,603	$1,052,436
Audit-Related Fees(2)	101,464	133,722
Tax Fees(3)	—	—
All Other Fees(4)	—	—
 __________

(1)
Audit fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements, including consent procedures in connection with public filings.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under audit fees.

(3)
Tax fees consist of fees for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	All other fees consist of fees for products and services other than the services reported above.
The audit committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The audit committee chair is also authorized, pursuant to delegated authority, to pre-approve additional services on a case-by-case basis, and such approvals are communicated to the full audit committee at its next meeting.
None of the services related to Audit-Related Fees, Tax Fees, or All Other Fees described above were approved by the audit committee pursuant to the waiver of pre-approval provisions set under applicable rules of the SEC.
 Vote Required and Board Recommendation
If a quorum is present, the selection of our independent registered public accounting firm will be ratified if the votes cast for this proposal exceed the votes cast against this proposal at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Our board of directors unanimously recommends a vote "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2021.

18

REPORT OF THE AUDIT COMMITTEE
The audit committee oversees lululemon's financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. The audit committee also evaluates lululemon's policies, procedures and practices with respect to enterprise risk assessment and risk management (including those risks related to information security, cyber security, and data protection), including discussions with management about material risk exposures and steps being taken to monitor, control, and report such risks.
The audit committee consists of four directors, each of whom, in the judgment of our board of directors, is an "independent director" for purposes of the Nasdaq listing standards as they apply to audit committee members. The audit committee acts pursuant to a written charter that has been adopted by our board of directors. A copy of this charter is available on our website at www.lululemon.com.
The audit committee has reviewed and discussed the audited financial statements with management. The audit committee has discussed and reviewed with our independent registered public accounting firm all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the Securities and Exchange Commission. The audit committee has met with our independent registered public accounting firm, with and without management present, to discuss the overall scope of its audit, the results of its examinations, and the overall quality of lululemon's financial reporting.
The audit committee has received from our independent registered public accounting firm a formal written statement describing all relationships between the firm and lululemon that might bear on the auditors' independence, as required by the applicable requirements of the PCAOB, and has discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.
Based on the review and discussions referred to above, the audit committee recommended to our board of directors that lululemon's audited financial statements be included in lululemon's Annual Report on Form 10-K for the fiscal year ended February 2, 2020.

AUDIT COMMITTEE

Martha Morfitt (chair)
Michael Casey
Stephanie Ferris
Kathryn Henry

19

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The guiding principles of our compensation policies and decisions include aligning our executive compensation practices with our business strategy and the interests of our shareholders and providing incentives we believe are needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to our financial performance results as well as other performance factors that measure our progress against the goals of our strategic and operating plans.
We encourage you to read the compensation discussion and analysis section of this proxy statement, which highlights how our compensation design and practices reflect our compensation philosophy. The compensation committee and our board of directors believe our compensation design and practices are effective in implementing our compensation philosophy.
We are required to submit a proposal to shareholders for a (non-binding) advisory vote to approve the compensation of our named executive officers under Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for shareholder vote at the annual meeting:

•
That the compensation of the named executive officers, as disclosed in this proxy statement (which disclosure includes the compensation discussion and analysis, the compensation tables, and the narrative disclosure that accompanies the compensation tables), is hereby approved.

Vote Required and Board Recommendation
If a quorum is present, the compensation of our named executive officers will be approved, on an advisory basis, if the votes cast for this proposal exceed the votes cast against this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Our board of directors unanimously recommends a vote "FOR" the approval, on an advisory basis, of the compensation of our named executive officers.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following compensation discussion and analysis describes our executive compensation program for fiscal 2019 and certain elements of the fiscal 2020 program for certain executive officers (as outlined in the table below), to whom we refer to as "named executive officers."
The intent of this section is to provide a fulsome discussion of our compensation policies and practices, and related corporate governance. This way, shareholders can take confidence in our approach to executive compensation, including how compensation programs are linked to financial performance, and how compensation practices contribute to lululemon's culture. Further details are included in the summary compensation tables and the chief executive officer pay ratio disclosure in this proxy statement.

Named Executive Officers	Title
Calvin McDonald	Chief Executive Officer
Celeste Burgoyne	Executive Vice President, Americas and Global Guest Innovation
Michelle (Sun) Choe	Chief Product Officer
Patrick J. Guido(1)	Chief Financial Officer
Julie Averill	Executive Vice President, Chief Technology Officer
Stuart Haselden	Former Chief Operating Officer and Executive Vice President, International
(1) Mr. Guido resigned from his position as Chief Financial Officer, effective May 8, 2020.

20

Year in Review
Fiscal 2019 was a year of growth for lululemon. From our strong financial performance, to the opening of our first experiential store, we are proud of what we have achieved.
Overall in fiscal 2019, we opened 19 net new stores in North America and 32 net new stores internationally. We grew net revenue 21%, and total comparable sales increased 17%. We leveraged strategic investments made across the enterprise over the last several years, while at the same time continuing to invest in our future. In addition, we expanded our operating margin 80 basis points to 22.3%. This strong performance was reflected in our fiscal 2019 annual bonus payout at 200%.
We hosted our first analyst day in five years in April 2019 to outline our growth strategy for the next five years. In July, we opened the doors to our first experiential store in Lincoln Park, Chicago, which is a concept that celebrates community and is designed to offer dedicated studio space for sweat classes and meditation, locker rooms, healthy foods, and an elevated shopping experience. This was closely followed by a second experiential store opening in November in the Mall of America, Minneapolis. In addition, in 2019 we continued to collaborate with select, brand appropriate partners, launched a gender-neutral Selfcare product line and piloted a membership program.
From a leadership perspective, we announced the departure of Stuart Haselden, our former Chief Operating Officer and Executive Vice President, International, and the arrival of our Chief Brand Officer, Nicole Neuburger. Ms. Neuburger brings experience from her role as global head of marketing for Uber Eats, and fourteen years at Nike. These leadership transitions resulted in our Chief Brand Officer, Chief Technology Officer and Chief Supply Chain Officer joining the company's senior leadership team, and now reporting directly to our Chief Executive Officer. We are confident in the strength and leadership this new team structure provides.
Compensation Philosophy
lululemon is committed to a compensation strategy that supports our values and rewards exceptional performance. Our compensation policies with respect to our executive officers are based on the principles that compensation should be reflective of our financial performance (i.e., pay-for-performance), aligned with shareholders, and that a significant portion of executive officers' compensation should be provided through long-term incentives. The compensation committee seeks to set compensation of our executive officers at sufficiently competitive levels so that we can attract, retain and motivate highly qualified executives who contribute to lululemon's success and are aligned with lululemon's entrepreneurial culture. In assessing the overall compensation for executive officers, the compensation committee generally considers our absolute and relative financial performance, relative shareholder returns and industry position, market compensation data, the individual executive officer's performance, awards given to our executive officers in past years, and the recommendations of our independent compensation consultants.
Compensation Elements and Mix
Our 2019 executive compensation program consisted of the following elements:

•	base salary;

•	annual incentive awards;

•	performance-based restricted stock unit awards;

•	stock options;

•	restricted stock unit awards;

•	retirement and health benefits; and

•	limited perquisites.
Our compensation program mix is heavily performance-based with 86% of our chief executive officer's annual target compensation, and an average of 72% of the other named executive officers' annual target compensation, contingent upon the achievement of performance objectives and/or share price performance.

21

	What We Do		What We Don't Do
☑	Align executive compensation with shareholder interests through a balance of short and long-term incentives and linked to our financial performance	☒	Permit hedging or pledging of company stock
☑	Set challenging performance goals for our annual incentive and performance-based restricted stock units	☒	Reprice stock options
☑	Set market-competitive stock ownership guidelines for the chief executive officer, executive officers and non-employee directors	☒	Grant stock options at a discount to market price
☑	Use peer groups when establishing compensation	☒	Enter into employment agreements with multi-year terms
☑	Assess and mitigate undue risk in compensation programs	☒	Provide excessive benefits or perquisites
☑	Conduct an annual review of compensation programs and practices	☒	Provide single-trigger severance or permit golden parachute tax gross ups following a change in control
☑	Retain an independent compensation consultant	☒	Guarantee any portion of our annual incentive or performance-based restricted stock units
☑	Include clawback provisions in our cash and equity incentive plans
☑	Include double-trigger change in control provisions in equity awards
Compensation Committee Duties and Responsibilities
The compensation committee evaluates the pay of our executive officers with the goal of setting compensation opportunities at levels it believes are comparable with executives in other companies operating in the retail apparel industry or other retail industries that are generally of similar size and scope of operations. Based on this evaluation, the compensation committee is responsible for establishing target compensation opportunities for our executive officers, reviewing and approving our goals and objectives relating to the compensation of our executive officers, evaluating the performance of our executive officers in light of these goals and objectives, and determining the actual compensation levels, perquisites, and other benefits of our executive officers.

22

The compensation committee is also charged with reviewing and recommending to our board of directors new or potential changes in executive compensation programs, evaluating our compensation policies and practices to determine whether they are properly coordinated and achieving their intended purposes, reviewing the various design elements of our compensation programs to determine whether any of their aspects encourage excessive or inappropriate risk-taking by our executive officers, establishing and periodically reviewing policies for the administration of our executive compensation programs, and managing executive officer talent and succession planning.
In setting appropriate levels of compensation for our executive officers, the compensation committee may base its decisions on:

•	the performance evaluations, experience, responsibilities, and potential of each individual;

•	the recommendations of the chief executive officer with respect to the other executive officers;

•	information provided to the compensation committee with respect to the compensation of similarly situated executives at other comparable companies;

•	the company's absolute and relative performance and achievement of strategic and financial goals;

•	the business judgement of the members of the compensation committee; and

•	the advice of its independent compensation consultant.
Role of the Independent Compensation Consultant
The compensation committee has engaged Willis Towers Watson, or WTW, as its independent compensation consultant for matters related to executive officer and director compensation. WTW reports directly to the compensation committee and attends meetings as requested. Under the terms of its engagement, WTW is responsible for reviewing certain committee meeting materials, providing market data and recommendations regarding the compensation of our executive officers, advising on evolving trends and best practices in executive compensation and committee governance, assisting in the review and evaluation of our policies and practices, and reviewing the compensation discussion and analysis disclosure in our proxy statement. WTW also provides advice to the compensation committee on director compensation.
During fiscal 2019, management engaged WTW for consulting services regarding retirement, job leveling and organizational design, survey data services, and international compensation plans and policies. The compensation committee approved of this engagement, and the WTW team management engaged was separate from the team the compensation committee engaged. The aggregate fees paid to WTW for executive compensation-related services and all other services provided during fiscal 2019 were as follows:

Type of Fee	Fiscal 2019 Fees	Percentage of Fiscal 2019 Fees
Executive Compensation-Related Fees	$42,893	20%
All Other Fees	$173,213	80%
Total	$216,106	100%
The compensation committee reviewed its relationship with WTW, considered WTW's independence and the existence of potential conflicts of interest, and determined that the engagement of WTW did not raise any conflict of interest. In reaching this conclusion, the compensation committee considered various factors, including the six factors stated in the SEC and Nasdaq rules regarding compensation committee advisor independence (i.e., other services provided by the advisor's firm, fees as a percentage of firm revenue, any policies and procedures maintained by the advisory firm to prevent or mitigate potential conflicts of interest, any business or personal relationship of the compensation advisor with a member of the compensation committee, any company stock owned by the compensation advisor, and any business or personal relationship of the compensation advisor or the firm employing the advisor with an executive officer of lululemon).
Role of Executive Officers in Executive Compensation
Our non-employee directors set the chief executive officer's compensation for the following year, based on the board-wide performance assessment, which takes into account achievement of objectives, contribution to our financial performance, ethics and integrity, and other leadership attributes and accomplishments. For the other executive officers, the chief executive officer provides a performance assessment and compensation recommendation to the compensation committee. The compensation committee also exercises its judgment based on each executive officer's achievement of objectives established between that executive officer and the chief executive officer, and the executive's contribution to financial performance, ethics and integrity, and other leadership attributes and accomplishments. Our senior vice president, people and culture, supports the process and the chief executive officer in his recommendations.

23

Peer Group
At least annually, the compensation committee reviews the peer group used for executive compensation comparisons to ensure it consists of companies the compensation committee believes are appropriate for comparison purposes. In selecting peer companies, the compensation committee aims to identify companies with characteristics similar to ours, including that they are in the retail apparel industry or other retail industries, have a strong consumer brand, are high growth, and are of a comparable size (based on net revenue, operating income, and market capitalization, among others). Based on these criteria, the compensation committee selected the following companies for the 2019 peer group:

2019 Peer Group:
American Eagle Outfitters	Columbia Sportswear	Land's End	Tiffany & Co.	VF Corp.
Burberry Group plc	Deckers Outdoor	PVH Corp.	Ulta Beauty
Capri Holdings	Gildan Activewear	Recreational Equipment Inc.	Under Armour
Chipotle Mexican Grill	L Brands	Tapestry, Inc.	Urban Outfitters
Following a review conducted in 2019, the compensation committee felt the peer group remained appropriate and recommended no changes for the fiscal 2020 peer group. We will review the peer group again next year, taking into account any changes to our peers over the past year.
Elements of Compensation
We have three elements of total direct compensation: base salary, annual cash incentive and long-term incentive awards, which are described below. We also provide limited other perquisites and standard retirement and benefit plans.
The table below describes the three elements of total direct compensation and the link to our business strategies.

Element	Purpose	How it Works	Link to Business Strategies
Base Salary	Provides base level of earnings throughout the year; considers a number of factors including responsibilities, experience, and historical performance.	Payable bi-weekly in arrears subject to deductions required by law or authorized by the executive.
Competitive base salaries support in attracting and retaining executive talent. Base salaries are generally targeted near the market median of base salaries of similarly situated executives at peer group companies.

Annual Cash Incentive	Rewards the achievement of financial, operational and strategic goals, as well as individual annual performance objectives.	Generally awarded in the form of performance-based cash awards and payable based on the achievement of corporate performance goals established by the compensation committee.	Performance metrics and incentive targets are set at the beginning of the fiscal year and align with our financial goals. Performance metrics include operating income and net revenue.
Long-term Incentive Awards	Rewards the achievement of our long-term performance goals and aligns the incentives of our executives with the interests of our shareholders.
Generally awarded in three equity vehicles: (1) stock options (2) performance-based restricted stock unit awards and (3) restricted stock unit awards. Details of these individual equity awards are in section Equity-Based Compensation.

Metrics for performance-based restricted stock unit awards are set at the beginning of the fiscal year and are designed to align with our financial goals. Performance metrics include operating income (net revenue was used as a metric in prior fiscal years). The ultimate value received by the executive officers is linked to the performance of our share price.

Our compensation policies and practices with respect to each of these elements, including the basis for the compensation awarded to our executive officers, are discussed below. In addition, while each element of compensation is described separately, the compensation committee takes into account the full compensation opportunity for each executive officer in determining his or her total compensation.
Base Salary
The base salary established for each of our executive officers is intended to reflect that individual's responsibilities, scope, experience, historical performance, and other discretionary factors deemed relevant by the compensation committee. In order to

24

attract and retain qualified executives, base salaries are generally targeted near the market median of base salaries of similarly situated executives at the peer group companies. Base salaries for an executive officer may vary above or below median based on his or her performance, industry experience, and length of service.
With these principles in mind, base salaries are reviewed at least annually by the compensation committee and may be adjusted from time to time based on the results of this review.
In considering whether to adjust base salary from year to year, the compensation committee may consider the following:

•	our corporate performance and the individual performance of the executive officer;

•	the relative value of the executive officer's position within the organization;

•	any new responsibilities delegated to the executive officer during the year;

•	any contractual agreements with the executive officer; and

•	the competitive marketplace for executive talent, including base salaries and total compensation for comparable positions at other similarly situated companies.
The market for our senior executive talent is global and highly competitive, with the majority of our current executives recruited from U.S.-based retailers. To provide a more relevant and consistent comparison to the competitive salaries provided to comparable executives within our peer group, which are denominated in U.S. dollars, the salaries of our executive officers are denominated and paid in U.S. dollars.
Annual Cash Incentives
The annual cash performance bonuses awarded to our executive officers are intended to compensate our executive officers for achieving financial, operational and strategic goals. These bonuses are designed to reward annual performance against annual performance metrics, distinct from our equity grants which are designed to reward the achievement of our long-term performance goals. We believe establishing cash bonus opportunities is an important factor in both attracting and retaining the services of qualified and highly skilled executives and in motivating our executives to achieve our annual objectives.
The compensation committee sets the target annual cash bonus levels for each of our executive officers as a percentage of base salary, as outlined in the table below.

Named Executive Officer	Role	Fiscal 2019 Target Bonus (as a % of Base Salary)
Calvin McDonald	Chief Executive Officer	150%
Celeste Burgoyne	Executive Vice President, Americas and Global Guest Innovation	90%
Michelle Choe	Chief Product Officer	90%
Patrick J. Guido	Chief Financial Officer	75%
Julie Averill	Executive Vice President, Chief Technology Officer	75%
Stuart Haselden	Former Chief Operating Officer and Executive Vice President, International	90%
The payment of these cash bonuses is based on specified corporate objectives established by the compensation committee. Actual payouts of these cash bonuses may vary from 0% of the target bonus level for performance below a threshold to 200% of the target bonus level for achieving or exceeding the maximum performance level determined by the compensation committee at the beginning of the fiscal year.
Generally, during the first quarter of each fiscal year, the compensation committee approves the company's financial performance measures for the annual cash bonus awards and a range of potential payouts resulting from the achievement of each financial performance goal. The compensation committee also approves the relative weighting of each specific financial performance measure, and determined that for fiscal 2019, the annual cash bonus awards would be determined entirely on the achievement of financial performance goals related to operating income and net revenue.
Following the completion of each fiscal year, the compensation committee reviews performance relative to the achievement of the company's performance goals established at the beginning of the preceding fiscal year in order to determine the amount of bonus payable to our executive officers. In making this determination, the compensation committee may make adjustments that will be applied in calculating whether the financial performance goals have been met to factor out extraordinary, unusual, or non-recurring items. The compensation committee may use discretion in determining the amount of the bonus payable to an executive

25

officer. Generally, executive officers must remain employed by us on the bonus payment date to be eligible for payment, unless the employment termination is a result of death or disability.
The compensation committee determined that for fiscal 2019, the total amount of the executive bonus payout would be based on the achievement of the financial performance goals as follows:

Financial Measure	Weighting (%)	Threshold (to Achieve 50% of Bonus Target)	Target (to Achieve 100% of Bonus Target)	Maximum (to Achieve 200% of Bonus Target)
Operating Income	50%	$742,000,000	$808,000,000	$849,000,000
Net Revenue	50%	$3,445,000,000	$3,665,000,000	$3,763,000,000
As outlined below, after a year of strong financial performance, the compensation committee determined that the fiscal 2019 financial goals had been achieved so that on a weighted basis the bonus payout was calculated as 200% of target bonus level. The actual bonuses paid to the named executive officers for fiscal 2019 performance represented 200% of their target bonus levels, and are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Financial Measure	Weighting (%)	Actual Results	Payout (%)	Weighted Payout (%)
Operating Income	50%	$889,110,000	200.0%	200.0%
Net Revenue	50%	$3,979,296,000	200.0%
Equity-Based Compensation
Equity awards are an important component of our executive compensation program. We believe providing a significant portion of our executive officers' total compensation opportunity in equity-based compensation helps drive the achievement of our long-term performance goals and align the incentives of our executives with the interests of our shareholders. Additionally, we believe equity-based awards enable us to attract, motivate, retain, and competitively compensate executive talent. Stock options, performance-based restricted stock units and restricted stock units were granted to certain executives and employees (other than the named executive officers) throughout fiscal 2019. Information on long-term awards to the named executive officers can be found in the "2019 Grants of Plan-Based Awards" table.
The compensation committee evaluates our equity-based compensation programs annually and consider the following:

•	alignment to company goals;

•	the impact our program design has on the performance and retention of our executives and employees;

•	alignment to the interest of our shareholders;

•	market trends in long-term incentive grants;

•	the accounting treatment of such awards;

•	simplicity of compensation; and

•	comparison to our peer group.

26

The compensation committee determines the size, terms, and conditions of performance-based restricted stock unit awards, stock option grants, and restricted stock unit awards to our executive officers in accordance with the terms of the applicable plan. The compensation committee determined that the annual fiscal 2019 equity mix for our named executive officers would consist of the following (note this does not include one-time awards):
Generally, each executive officer (with the exception of the chief executive officer) is provided with an annual performance-based restricted stock unit award, a stock option grant and a restricted stock unit award based on his or her position and his or her relevant prior performance. The compensation committee generally establishes the annual equity award value for each executive officer (other than the chief executive officer) based upon the recommendations of the chief executive officer, considering each executive officer's performance, the annual review of his or her compensation relative to the peer group companies, a comparison against compensation survey data and an assessment of company-wide equity usage.
Performance-Based Restricted Stock Unit Awards. Each performance-based restricted stock unit represents a right to receive one share of our common stock on a specified settlement date, generally three years from the date of grant, if the performance-based restricted stock unit vests as a result of our attainment of certain performance goals during the performance period, as well as continued employment. Each performance-based restricted stock unit award specifies the threshold, target and maximum number of performance-based restricted stock units that will vest at certain performance levels. The range of performance-based restricted stock units that can be earned under the fiscal 2019 awards range from 0% of target for performance below threshold to 200% of target for performance at or above maximum.
Stock Options. Stock option awards generally have seven-year terms and vest in four equal installments beginning on the first anniversary of the date of grant to encourage executive retention and to compensate our executive officers for their contributions over the long-term. Stock options only have value to the executive officers to the extent that, on the date they are exercised, the company's share price is higher than the exercise price. We grant stock options with an exercise price equal to the closing price of our common stock as reported on Nasdaq on the date of grant.
Restricted Stock Units. Each restricted stock unit represents a right to receive one share of our common stock on a specified settlement date, if the time vesting requirement has been met. Restricted stock units generally vest in three equal installments beginning on the first anniversary of the date of grant to encourage executive retention while maintaining direct shareholder alignment.
Settlement of 2017 PSU Awards (2017-2019 Performance Cycle)
The performance period and vesting period for our performance-based restricted stock unit awards generally consist of three fiscal years. For example, performance-based restricted stock units granted in fiscal 2019 will generally vest on the third anniversary of the grant date in early fiscal 2022, depending on the achievement of the performance goals established by the compensation committee for the period covering fiscal 2019, 2020 and 2021.
Generally, during the first quarter of each fiscal year, the compensation committee establishes the minimum, target and maximum performance and payout levels for the performance-based restricted stock unit awards. For the performance-based restricted stock units granted in fiscal 2017, the performance measures used to determine payout of the awards were annual operating income (70% weighting) and annual net revenue (30% weighting) over the three-year performance period. For units granted in 2018 and 2019, the performance measure used was operating income compound annual growth rate, or CAGR, over the three-year performance period.
For purposes of the awards, the compensation committee may make adjustments that will be applied in calculating whether the performance goals have been met to factor out the effect (whether positive or negative) of any change in accounting standards

27

or any extraordinary, unusual, or nonrecurring item occurring after the grant of an award. The purpose of this kind of adjustment would be to provide a consistent basis from period to period for the calculation of performance measures in order to prevent the dilution or enlargement of the participant's rights with respect to an award. The compensation committee seeks to establish performance-based restricted stock unit goals that require a significant level of growth in order to receive target (or any) payout and that align the executives' interests with both the achievement of our long-term strategic plan and the interests of our shareholders.
Generally, at the end of each performance period, the compensation committee reviews the results of the company's performance relative to the performance goals for that performance period and determines the payout of the awards. For the 2017 performance-based restricted stock units awards, which covered the fiscal 2017 through 2019 performance period, our annual operating income and net revenue resulted in a payout of 186.7% of the target performance-based restricted stock unit awards granted as outlined in the table below.

			2017 Award (2017-2019 Performance Cycle) Annual Goals
Performance Measure	Weighting (%)	Year	Threshold (to Achieve 50% of Bonus Target)	Target (to Achieve 100% of Bonus Target)	Maximum (to Achieve 200% of Bonus Target)	Adjusted Actual Results[1]	% of Target Achieved
Operating Income	70%	2017	$459,000,000	$484,300,000	$518,000,000	$503,924,000	158%
		2018	$500,000,000	$557,000,000	$637,200,000	$710,836,000	200%
		2019	$545,000,000	$640,500,000	$783,700,000	$894,110,000	200%
Net Revenue	30%	2017	$2,521,000,000	$2,649,400,000	$2,707,800,000	$2,687,181,000	164%
		2018	$2,723,000,000	$3,007,100,000	$3,141,000,000	$3,403,319,000	200%
		2019	$2,941,000,000	$3,413,100,000	$3,643,600,000	$4,117,296,000	200%

Year	Operating Income Payout (%) (70% Weighting)	Net Revenue Payout (%) (30% Weighting)	Weighted Average Annual Performance	Total Payout - Avg. (%)
2017	158%	164%	160%	186.7%
2018	200%	200%	200%
2019	200%	200%	200%
_______

(1)
In fiscal 2017, we restructured our ivivva operations. As part of this restructuring, we closed 48 of our 55 ivivva branded company-operated stores and all of our ivivva branded showrooms and other temporary locations. Given this change to our ivivva branded operations and the evolution of that brand, the compensation committee determined it would exclude the effect of the ivivva restructuring in the determination of the achievement of financial performance goals as an extraordinary, unusual or nonrecurring item. The adjusted actual results exclude $47.2 million of restructuring and related costs in fiscal 2017, as disclosed in Note 13 to the audited consolidated financial statements included in Item 8 of Part II of our Report on Form 10-K filed with the SEC on March 27, 2018, and also add $38.0 million to net revenue and $0.7 million to operating income for fiscal 2017, $115.0 million to net revenue and $5.0 million to operating income for fiscal 2018, and $138.0 million to net revenue and $5.0 million to operating income for fiscal 2019. These adjustments were made solely for the purpose of providing a consistent basis for the calculation of the performance measures in order to prevent the dilution of the participants' rights with respect to the performance-based restricted stock unit awards.

One-Time Awards
In March 2019, the compensation committee approved one-time equity awards for senior leaders to recognize their ongoing importance to the company throughout the leadership and evolved structure transition in 2018, and to align them with shareholder experience over the long-term. Specifically, Mr. Haselden, Ms. Burgoyne, and Ms. Choe each received a special stock option award with a grant date fair value of $1,000,000. Additionally, Mr. Guido received a special stock option award with a grant date fair value of $562,500, and a special restricted stock award with a grant date fair value of $187,500. No special awards were granted to our named executive officers in March 2020.

28

Stock Ownership Guidelines
We believe our executive officers should have a meaningful ownership stake in lululemon to underscore the alignment of executive officer and shareholder interests and to encourage a long-term perspective. Accordingly, the nominating and governance committee adopted stock ownership guidelines for our executive officers as follows:

Position	Minimum Ownership Guidelines (Dollar Value of Shares)
Chief Executive Officer	5x Base Salary
Other Section 16 executive officers reporting to the Chief Executive Officer	3x Base Salary
 Our executive officers are required to retain 75% of the net shares of our common stock they acquire upon the vesting or exercise of any equity incentive awards granted in fiscal 2016 onward, after deducting the number of shares of our common stock that would be needed to pay applicable taxes and/or exercise price, until they meet the applicable stock ownership guideline. The compensation committee annually reviews the status of compliance with the stock ownership guidelines.
Clawback Policy
The compensation committee has adopted an incentive compensation recoupment policy, commonly referred to as a clawback policy, which applies to all incentive-based compensation paid or awarded to an executive officer on or after September 2015. Under the policy, if we determine that we must prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, we will seek to recover, at the discretion of the compensation committee after it has reviewed the facts and circumstances that led to the requirement for the restatement and the costs and benefits of seeking recovery, the amount of erroneously awarded incentive-based compensation received by an executive officer during the three-year period immediately preceding the date on which we are required to prepare the restatement.
Other Benefits
Based on our pay-for-performance philosophy, our executive compensation program includes limited perquisites and other benefits as outlined below:

Benefits	Employee Eligibility	Executive Officer Eligibility
Medical/Dental/Vision Plans	✓	✓
Life and Disability Insurance	✓	✓
Change in Control and Severance Plan	✓	✓
401(k) Plan (or other defined contribution group savings program)	✓	✓
Employee Stock Purchase Plan	✓	Not offered

Perquisites	Employee Eligibility	Executive Officer Eligibility
Employee Discount	✓	✓
Tax Preparation Assistance (typically as part of the executive's relocation)	✓	✓
Relocation Assistance (temporary housing, moving expenses, tax equalization)	✓	✓
Supplemental Life Insurance	✓	✓
Parental Leave Policy	✓	✓
Fitness Benefit	✓	✓

The cost of providing these benefits and perquisites to the named executive officers is included in the amounts shown in the "All Other Compensation" column of the Summary Compensation Table and detailed in the footnotes to the table. We believe the executive benefits we provide are reasonable and generally consistent with benefits offered by companies in our industry and peer group, and therefore offering these benefits serves the objective of attracting and retaining top executive talent.
Employment Agreements and Severance Arrangements
We have employment agreements with our named executive officers which allow us to terminate their employment with us at any time, with or without cause. These agreements provide them with severance benefits under certain circumstances, including

29

if we terminate their employment without cause. These agreements were made in order to attract and retain the services of these particular executives. The agreements were the result of negotiations between the parties, which we believe resulted in employment and severance terms and conditions that are commercially competitive and typical of the terms and conditions afforded to similarly situated executives in other companies of similar size and stage of business life cycle operating in the retail apparel industry.
In each case, any severance payments are contingent on the occurrence of certain termination events and are subject to the executive's compliance with the surviving terms of the employment agreement and other terms, which may include a non-compete, non-solicitation and non-disparagement agreement, as well as the executive's release of any employment-related claims he or she may have against us. These severance arrangements are intended to provide each executive with a sense of security in making the commitment to dedicate his or her professional career to our success. These severance rights do not differ based on whether or not we experience a change in control.
Risk Considerations in Determining Compensation
The compensation committee annually reviews the various design elements of our compensation program to determine whether it believes our compensation policies and practices encourage excessive or inappropriate risk-taking by our executive officers. Following the risk evaluation in March 2020, the compensation committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on lululemon.
Tax Considerations in Determining Compensation
We consider the tax treatment of various forms of compensation and the potential for excise taxes to be imposed on our executive officers which might have the effect of hindering the purpose of their compensation. While we do not design our compensation programs solely for tax purposes, we do design our plans to be tax efficient for the company where possible and where the design does not add unnecessary complexity to the plans or their administration. While we endeavor to use tax-efficient compensation structures when feasible, the compensation committee has the discretion to deliver non-deductible forms of compensation.
Diversity and Inclusion
We see diversity and inclusion as accelerators in achieving our strategic priorities and future vision. Diversity on our teams and working in an inclusive culture enables increased employee engagement, better decision making, greater adaptability, creativity, and a deeper understanding of the communities we serve. We are proud that 50% of our board of directors are women, 60% of our senior executive leadership team are women, and approximately 57% of all vice presidents and above are women. Additionally, we achieved gender pay equity within our entire global employee population in 2018. We review our gender pay equity position annually, and are committed to investing in any identified pay gaps to ensure we maintain gender pay equity.

Parenthood Program
In 2019, we launched our "Parenthood" program, which provides employees paid leave of up to six months. The gender-neutral policy applies to all benefits-eligible employees who become parents, from our store employees to executives, including those who adopt. This benefit empowers our employees to take time off, while ensuring an easy transition back into the workplace.
Compensation Changes for Fiscal 2020
Fiscal 2019 was our first full year under Mr. McDonald's leadership. Our evolved leadership structure brought strong results, both from a financial and cultural perspective. We expanded our leadership team to include Ms. Averill, continuing to serve as our executive vice president, chief technology officer, now reporting into Mr. McDonald. Additionally, our chief brand officer, Nicole Neuburger, and chief supply chain officer, Ted Dagnese, joined our senior leadership team, reporting into Mr. McDonald.
Following its annual review of target compensation levels of the executive officers, and taking into consideration the unprecedented business environment as impacted by the outbreak of the COVID-19 coronavirus disease, the compensation committee approved making no increases to named executive officer compensation for fiscal 2020, with the exception of Ms. Averill, who received an increase in her annual equity grant to $750,000. Additionally, our senior leadership team, including our named executive officers, will reduce their base salaries by 20% for three months in fiscal 2020, and members of our board of directors will forgo their cash retainer for that same period. We plan to use the cost savings to establish a fund to aid employees affected by the COVID-19 crisis who are facing hardship in their lives.

30

Compensation Program Design for Fiscal 2020
During fiscal 2019, the compensation committee, with the assistance of management and its compensation consultant, reviewed our incentive compensation programs to ensure they were aligned with our strategic goals and growth plans. The compensation committee determined that for fiscal 2020, no changes were needed to our performance-based cash awards for executive officers. They will continue to be based on our achievement of financial performance goals, weighted 50% on operating income and 50% on net revenue. The compensation committee continues to believe this structure focuses the executive team on our critical financial goals.
In addition, the compensation committee determined that the fiscal 2020 equity mix for the chief executive officer would continue to consist of 50% performance-based restricted stock units and 50% stock options. For other executive officers, the equity mix would continue to consist of 50% performance-based restricted stock units, 30% stock options, and 20% restricted stock units.
Compensation Committee Report
The compensation committee of the board of directors of lululemon athletica inc. has reviewed and discussed the compensation discussion and analysis contained in this proxy statement with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Michael Casey (chair)
Martha Morfitt
Emily White

31

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
The following table shows information concerning the compensation of each person who served as our principal executive officer or our principal financial officer during fiscal 2019, our three other most highly compensated executive officers during fiscal 2019, and one former executive officer who would have been included among our three most highly compensated executive officers had he continued to serve as executive officer through February 2, 2020. Collectively, we refer to these persons as our "named executive officers." The dollar amounts shown are in U.S. dollars. The amounts originally in Canadian dollars were converted to U.S. dollars for this table using the average of the average exchange rates for each fiscal month during the applicable fiscal year. Applying this formula to fiscal 2019, fiscal 2018 and fiscal 2017, CDN$1.00 was equal to USD$0.755, USD$0.769 and USD$0.775 respectively.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Calvin McDonald, Chief Executive Officer(6)	2019	1,250,000	—	2,999,971	2,995,896	3,750,000	294,077	11,289,944
	2018	576,923	600,000	10,999,885	3,003,247	1,698,113	152,090	17,030,258
Celeste Burgoyne, Executive Vice President, Americas and Global Guest Innovation(7)	2019	666,538	—	1,050,141	1,448,023	1,199,769	—	4,364,471
	2018	625,165	254,827	1,059,934	240,267	920,054	—	3,100,247
	2017	497,393	—	451,409	193,731	484,582	20,129	1,647,244
Michelle Choe, Chief Product Officer(8)	2019	666,538	—	1,050,141	1,448,023	1,199,769	49,874	4,414,345
	2018	615,604	250,000	989,839	210,229	905,984	1,695	2,973,351
	2017	580,000	—	227,502	97,652	376,710	46,964	1,328,828
Patrick J. Guido, Chief Financial Officer(9)	2019	532,692	—	712,380	786,438	799,038	19,553	2,850,101
	2018	400,000	296,743	369,093	115,514	588,679	116,621	1,886,650
Julie Averill, Executive Vice President, Chief Technology Officer	2019	553,708	—	349,991	149,803	830,562	57	1,884,121
	2018	547,788	—	699,983	150,163	806,179	1,695	2,205,808
	2017	351,908	125,000	359,609	100,706	342,861	—	1,280,084
Stuart Haselden, Former Chief Operating Officer and EVP, International(10)	2019	718,269	—	1,050,141	1,448,023	—	—	3,216,433
	2018	760,096	254,827	1,200,049	300,327	1,342,358	—	3,857,657
	2017	704,726	—	670,615	287,828	788,259	—	2,451,428
_________

(1)	Fiscal 2019 and 2017 were both 52 week years, while Fiscal 2018 was a 53 week year.

(2)
This column reflects the grant date fair value of performance-based restricted stock units and restricted stock units granted. See the "Grants of Plan-Based Awards Table" for information on performance-based restricted stock units and restricted stock units granted to our named executive officers in fiscal 2019. These amounts reflect the grant date fair value of the awards at target, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 2, 2020 for a discussion of all assumptions made by us in determining the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 values of our equity awards.

(3)
This column reflects the grant date fair value of stock options granted. See the "Grants of Plan-Based Awards Table" for information on stock options granted to our named executive officers in fiscal 2019. These amounts reflect the grant date fair value of the awards, and do not correspond to the actual value that will be realized by the executive officer. See the notes to

32

our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 2, 2020 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(4)
Non-Equity Incentive Plan Compensation includes the annual performance-based cash awards paid in accordance with our 2014 Equity Incentive Plan and are reported for the fiscal year in which the relevant performance measures are satisfied rather than when awarded or paid.

(5)	The following table provides additional information of all other compensation:

Name	Fiscal Year	Relocation Costs and Personal Tax Preparation Fees ($)	Tax Equalization Payments, Including Gross-Ups ($)	Company Match of 401(k) / RRSP ($)	Total All Other Compensation ($)
Calvin McDonald	2019(A)	269,817	18,745	5,515	294,077
	2018	75,240	71,081	5,769	152,090
Celeste Burgoyne	2019(B)	—	—	—	—
	2018(B)	—	—	—	—
	2017	684	—	19,445	20,129
Michelle Choe	2019	2,499	47,375	—	49,874
	2018(B)	—	1,695	—	1,695
	2017	46,964	—	—	46,964
Patrick J. Guido	2019	17,349	2,205	—	19,553
	2018	116,621	—	—	116,621
Julie Averill	2019(B)	—	57	—	57
	2018(B)	—	1,695	—	1,695
	2017(B)	—	—	—	—
Stuart Haselden	2019(B)	—	—	—	—
	2018(B)	—	—	—	—
	2017(B)	—	—	—	—
(A) Mr. McDonald received $44,675 in tax services.
(B)The aggregate of all perquisites and other personal benefits was less than $10,000. Ms. Averill received tax gross-ups under $10,000 in fiscal 2018 and 2019, and Ms. Choe received tax gross-ups under $10,000 in fiscal 2018, which have been included in the table above.

(6)
Mr. McDonald commenced employment as our chief executive officer in August 2018. With respect to the tax years ending December 31, 2018 and 2019, we agreed to tax equalize the payments for Mr. McDonald’s cash compensation in connection with his United States and Canadian income taxes according to the terms set out in his employment agreement. Additionally, we agreed to provide Mr. McDonald relocation services through a third party vendor in accordance with our standard executive relocation policy. We agreed to provide Mr. McDonald home sale assistance and home-loss buyout protection as part of his relocation services. We have engaged a third party relocation company to manage this buyout process whereby the relocation company purchased the home from Mr. McDonald at its appraised market value. The relocation company then resells the home and is responsible for carrying and maintaining the home until it is sold. If the home is sold for more than the purchase price paid by the relocation company, it credits lululemon with the excess. If the home is sold for less than the purchase price, the relocation company adds the deficiency to the expenses we pay. We pay the relocation company a fee and any costs associated with maintaining, carrying and selling the home. The total costs we paid the relocation company in fiscal 2019 for maintaining and carrying the home was $107,857.

(7)
In fiscal 2019, Ms. Burgoyne was granted a one-time stock option award with a target value of $1,000,000 that will vest in equal installments of 25% per year on the four anniversary dates following the grant date, subject to continued employment.

(8)
In fiscal 2019, Ms. Choe was granted a one-time stock option award with a target value of $1,000,000 that will vest in equal installments of 25% per year on the four anniversary dates following the grant date, subject to continued employment.

(9)
Mr. Guido commenced employment as our chief financial officer in April 2018. In fiscal 2019, Mr. Guido was granted a one-time stock option award with a target value of $562,500 that will vest in equal installments of 25% per year on the four anniversary dates following the grant date, subject to continued employment. He was also granted a one-time restricted stock unit award with a target value of $187,500, which vests in installments of 0%, 50%, and 50% on the three anniversary dates following the grant date. Mr. Guido resigned from his position as chief financial officer, effective May 8, 2020. Mr. Guido will forfeit that award on the effective date of his resignation.

33

(10)
In fiscal 2019, Mr. Haselden was granted a one-time stock option award with a target value of $1,000,000 that would have vested in equal installments of 25% per year on the four anniversary dates following the grant date, subject to continued employment. Mr. Haselden voluntarily left the company on January 10, 2020. Under the terms of his employment agreement, he received no severance compensation or equity upon his departure. Mr. Haselden forfeited these awards when he left the company.

34

2019 Grants of Plan-Based Awards
The following table shows each plan-based award made to a named executive officer in fiscal 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)
Calvin McDonald	Stock Option	03/28/2019	—	—	—	—	—	—	—	55,957	167.54	2,995,896
	Performance-Based Restricted Stock Unit	03/28/2019	—	—	—	8,953	17,906	35,812	—	—	—	2,999,971
	Performance-Based Cash Award(4)	03/28/2019	937,500	1,875,000	3,750,000	—	—	—	—	—	—	—
Celeste Burgoyne	Stock Option	03/28/2019	—	—	—	—	—	—	—	8,394	167.54	449,408
	Stock Option(5)	03/28/2019	—	—	—	—	—	—	—	18,652	167.54	998,614
	Performance-Based Restricted Stock Unit	03/28/2019	—	—	—	2,239	4,477	8,954	—	—	—	750,077
	Restricted Stock Unit(6)	03/28/2019	—	—	—	—	—	—	1,791	—	—	300,064
	Performance-Based Cash Award(4)	03/28/2019	299,942	599,885	1,199,769	—	—	—	—	—	—	—
Michelle Choe	Stock Option	03/28/2019	—	—	—	—	—	—	—	8,394	167.54	449,408
	Stock Option(5)	03/28/2019	—	—	—	—	—	—	—	18,652	167.54	998,614
	Performance-Based Restricted Stock Unit	03/28/2019	—	—	—	2,239	4,477	8,954	—	—	—	750,077
	Restricted Stock Unit(6)	03/28/2019	—	—	—	—	—	—	1,791	—	—	300,064
	Performance-Based Cash Award(4)	03/28/2019	299,942	599,885	1,199,769	—	—	—	—	—	—	—
Patrick J. Guido(8)	Stock Option	03/28/2019	—	—	—	—	—	—	—	4,197	167.54	224,704
	Stock Option(5)	03/28/2019	—	—	—	—	—	—	—	10,492	167.54	561,734
	Performance-Based Restricted Stock Unit	03/28/2019	—	—	—	1,119	2,238	4,476	—	—	—	374,955
	Restricted Stock Unit(6)	03/28/2019	—	—	—	—	—	—	895	—	—	149,948
	Restricted Stock Unit(7)	03/28/2019	—	—	—	—	—	—	1,119	—	—	187,477
	Performance-Based Cash Award(4)	03/28/2019	199,760	399,519	799,038	—	—	—	—	—	—	—

35

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)
Julie Averill	Stock Option	03/28/2019	—	—	—	—	—	—	—	2,798	167.54	149,803
	Performance-Based Restricted Stock Unit	03/28/2019	—	—	—	746	1,492	2,984	—	—	—	249,970
	Restricted Stock Unit(6)	03/28/2019	—	—	—	—	—	—	597	—	—	100,021
	Performance-Based Cash Award(4)	03/28/2019	207,641	415,281	830,562	—	—	—	—	—	—	—
Stuart Haselden(9)	Stock Option	03/28/2019	—	—	—	—	—	—	—	8,394	167.54	449,408
	Stock Option(5)	03/28/2019	—	—	—	—	—	—	—	18,652	167.54	998,614
	Performance-Based Restricted Stock Unit	03/28/2019	—	—	—	2,239	4,477	8,954	—	—	—	750,077
	Restricted Stock Unit(6)	03/28/2019	—	—	—	—	—	—	1,791	—	—	300,064
	Performance-Based Cash Award(4)	03/28/2019	323,221	646,442	1,292,885	—	—	—	—	—	—	—
__________

(1)	The performance-based restricted stock units vest based on achievement of performance goals over a three-year performance period.

(2)	The stock options vest in 25% installments on the four anniversary dates following the grant date.

(3)
This column reflects the grant date fair value in U.S. dollars of the award granted at target in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 2, 2020 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(4)
Each of the performance-based cash awards shown in the table was granted under our 2014 Equity Incentive Plan, which provides flexibility to grant cash incentive awards, as well as equity awards. The material terms of the 2019 performance-based cash awards are described under "Executive Compensation - Compensation Discussion and Analysis" in the section entitled "Annual Cash Incentives."

(5)
Ms. Burgoyne, Ms. Choe and Mr. Haselden were granted a one-time stock option award with a target value of $1,000,000 that will vest in equal installments of 25% per year on the four anniversary dates following the grant date, subject to continued employment. Mr. Haselden forfeited this award when he left the company. Mr. Guido was also granted a one-time stock option award with a target value of $562,500 that will vest in equal installments of 25% per year on the four anniversary dates following the grant date, subject to continued employment. Mr. Guido will forfeit that award on the effective date of his resignation.

(6)	The restricted stock units vest in installments of 33%, 33% and 34% on the three anniversary dates following the grant date.

(7)
Mr. Guido was granted a one-time restricted stock unit award with a target value of $187,500. The restricted stock units would have vested in installments of 0%, 50% and 50% on the three anniversary dates following the grant date. Mr. Guido will forfeit the award on the effective date of his resignation.

(8)
Mr. Guido has resigned from his position as chief financial officer, effective May 8, 2020. All unvested performance-based restricted stock units, restricted stock units and options will be forfeited at that time. He will have 90 days after the effective date of his resignation to exercise his vested options.

(9)
Mr. Haselden resigned on January 10, 2020. All unvested performance-based restricted stock units, restricted stock units and his performance-based cash award were forfeited at that time. All unvested options were also forfeited at that time, and Mr. Haselden had 90 days after his termination date to exercise his vested options.

36

Outstanding Equity Awards at 2019 Fiscal Year End
The following tables show information regarding the outstanding equity awards held by each of the named executive officers on February 2, 2020.

	Outstanding Stock Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Calvin McDonald	03/28/2019	—	55,957	167.54	03/28/2026
	08/20/2018	17,589	52,766	136.67	08/20/2025
Celeste Burgoyne	03/30/2015	282	—	64.83	03/30/2022
	06/11/2015	86	—	66.07	06/11/2022
	09/14/2015	659	—	53.79	09/14/2022
	04/01/2016	1,306	1,306	68.69	04/01/2023
	12/09/2016	187	62	69.30	12/09/2023
	03/31/2017	4,940	4,939	51.87	03/31/2024
	06/13/2017	843	843	52.39	06/13/2024
	03/28/2018	2,237	6,712	85.96	03/28/2025
	03/28/2019	—	8,394	167.54	03/28/2026
	03/28/2019	—	18,652	167.54	03/28/2026
Michelle Choe	12/09/2016	179	180	69.30	12/09/2023
	03/31/2017	—	2,919	51.87	03/31/2024
	03/28/2018	1,398	4,195	85.96	03/28/2025
	09/20/2018	308	925	155.97	09/20/2025
	03/28/2019	—	8,394	167.54	03/28/2026
	03/28/2019	—	18,652	167.54	03/28/2026
Patrick J. Guido(2)	06/06/2018	745	2,233	124.19	06/06/2025
	03/28/2019	—	4,197	167.54	03/28/2026
	03/28/2019	—	10,492	167.54	03/28/2026
Julie Averill	06/08/2017	—	3,019	51.72	06/08/2024
	03/28/2018	—	4,195	85.96	03/28/2025
	03/28/2019	—	2,798	167.54	03/28/2026
Stuart Haselden(3)	—	—	—	—	—
_________

(1)	The stock options vest in 25% installments on the four anniversary dates following the grant date.

(2)
Mr. Guido resigned from his position as chief financial officer, effective May 8, 2020. All unvested options will be forfeited, and he has 90 days after his termination date to exercise his vested options.

(3)	Mr. Haselden resigned on January 10, 2020. All unvested options were forfeited, and he had 90 days after his termination date to exercise his vested options.

37

	Outstanding Stock Awards
		Time-Based Vesting Awards		Performance-Based Vesting Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Market Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)
Calvin McDonald	08/20/2018	29,414	7,041,417	32,926	7,882,155
	03/28/2019	—	—	17,906	4,286,517
Celeste Burgoyne	03/31/2017	721	172,600	5,302	1,269,246
	06/13/2017	123	29,445	905	216,648
	02/14/2018	4,125	987,484	—	—
	03/28/2018	1,247	298,519	4,653	1,113,882
	03/28/2019	1,791	428,747	4,477	1,071,749
Michelle Choe	03/31/2017	426	101,980	3,133	750,009
	02/14/2018	4,125	987,484	—	—
	03/28/2018	779	186,485	2,908	696,146
	09/20/2018	172	41,175	641	153,449
	03/28/2019	1,791	428,747	4,477	1,071,749
Patrick J. Guido(5)	06/06/2018	954	228,378	1,548	370,576
	03/28/2019	895	214,254	2,238	535,755
	03/28/2019	1,119(5)	267,877	—	—
Julie Averill	06/08/2017	1,263	302,350	3,240	775,624
	02/20/2018	2,910	696,625	—	—
	03/28/2018	779	186,485	2,908	696,146
	03/28/2019	597	142,916	1,492	357,170
Stuart Haselden(6)	—	—	—	—	—
_________

(1)	The restricted stock units vest in installments of 33%, 33% and 34% on the three anniversary dates following the grant date.

(2)	The market value of the restricted share awards and restricted stock units is based on $239.39 per share, the closing sale price on January 31, 2020, the last trading day of our 2019 fiscal year.

(3)	The performance-based restricted stock units vest based on a three-year performance period.

(4)
The aggregate dollar value of the performance-based restricted stock units is shown at target payout value based on $239.39 per share, the fair market value on January 31, 2020, the last trading day of our 2019 fiscal year.

(5)
Mr. Guido was granted a one-time restricted stock unit award with a target value of $187,500. The restricted stock units would have vested in installments of 0%, 50% and 50% on the three anniversary dates following the grant date. Mr. Guido will forfeit all unvested performance-based restricted stock units and restricted stock units on the effective date of his resignation.

(6)	Mr. Haselden resigned on January 10, 2020. All unvested performance-based restricted stock units and restricted stock units were forfeited at that time.

38

2019 Option Exercises and Stock Vested
The following table provides information regarding stock options exercised by our named executive officers during fiscal 2019 and the performance-based restricted stock units and restricted stock units that vested and the value realized upon vesting by our named executive officers during fiscal 2019. Stock option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested.

		Option Awards		Stock Awards
Name	Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Calvin McDonald	08/20/2018	—	—	4,913	813,200
	08/20/2018	—	—	14,487	2,602,879
Celeste Burgoyne	09/14/2009	2,500	388,005	—	—
	03/26/2012	465	31,429	—	—
	09/11/2012	585	52,807	—	—
	12/16/2013	600	65,328	—	—
	03/31/2014	1,044	119,272	—	—
	09/15/2014	2,486	306,083	—	—
	03/30/2015	848	87,227	—	—
	06/11/2015	259	26,377	—	—
	09/14/2015	1,976	224,537	—	—
	04/01/2016	2,613	256,217	—	—
	04/01/2016	—	—	3,813	631,128
	04/01/2016	—	—	386	63,891
	12/09/2016	—	—	181	29,959
	12/09/2016	—	—	18	4,156
	03/31/2017	—	—	700	115,864
	06/13/2017	—	—	120	20,942
	02/14/2018	—	—	2,031	314,500
	03/28/2018	—	—	614	102,870
Michelle Choe	12/09/2016	360	36,618	—	—
	03/31/2017	2,919	347,618	—	—
	12/09/2016	—	—	525	86,898
	12/09/2016	—	—	613	141,529
	12/09/2016	—	—	53	12,237
	03/31/2017	—	—	414	68,525
	02/14/2018	—	—	2,031	314,500
	03/28/2018	—	—	384	64,335
	09/20/2018	—	—	84	15,901
Patrick J. Guido(2)	06/06/2018	—	—	266	45,321
	06/06/2018	—	—	204	34,758
Julie Averill	06/08/2017	1,509	193,576	—	—
	03/28/2018	1,398	120,340	—	—
	06/08/2017	—	—	797	136,566
	06/08/2017	—	—	427	73,166
	02/20/2018	—	—	1,434	212,404

39

	03/28/2018	—	—	384	64,335
Stuart Haselden(3)	03/30/2015	3,935	394,206	—	—
	03/30/2015	1,311	221,139	—	—
	09/14/2015	4,742	526,287	—	—
	09/14/2015	1,581	283,175	—	—
	10/26/2015	22,570	2,623,453	—	—
	10/26/2015	7,523	1,388,600	—	—
	04/01/2016	1,500	143,733	—	—
	04/01/2016	7,041	1,155,099	—	—
	03/31/2017	3,817	429,200	—	—
	03/31/2017	3,817	689,807	—	—
	06/08/2017	973	175,971	—	—
	03/28/2018	2,797	219,145	—	—
	04/01/2016	—	—	8,309	1,375,306
	04/01/2016	—	—	841	139,202
	03/31/2017	—	—	1,082	179,093
	06/08/2017	—	—	138	23,646
	02/14/2018	—	—	2,031	314,500
	03/28/2018	—	—	768	128,671
_________

(1)
The shares shown in this column represent the total number of shares acquired on the vesting of the stock awards. However, we generally issue shares after deducting the number of shares of our common stock that would be needed to pay applicable taxes.

(2)
Mr. Guido will forfeit all unvested performance-based restricted stock units, restricted stock units and options on the effective date of his resignation. He will have 90 days after the effective date of his resignation to exercise his vested options.

(3)
Mr. Haselden resigned on January 10, 2020. All unvested performance-based restricted stock units and restricted stock units were forfeited at that time. All unvested options were also forfeited at that time, and Mr. Haselden had 90 days after his termination date to exercise his vested options.

40

Potential Post-Employment Payments for Executive Officers
We do not have a pre-defined involuntary termination severance plan or policy for employees, including our named executive officers. Our practice in an involuntary termination situation for a named executive officer may include the following non-equity benefits:

•	post-employment severance benefits between 0 to 18 months, as detailed under "Potential Payments upon Termination of Employment and Change in Control";

•	salary continuation dependent on the business reason for the termination;

•	lump-sum payment based on job level and years of service with lululemon;

•	paid health care coverage and Consolidated Omnibus Budget Reconciliation Act, or COBRA, payments for a limited time; and

•	outplacement services.
Treatment of Equity Awards Upon Termination of Employment and Change in Control
The following table summarizes how stock options, performance-based restricted stock units, restricted shares and restricted stock units would be treated generally in the event of termination of employment and upon a change in control under our 2014 Equity Incentive Plan and our current standard form of award agreements. The provisions of individual employment agreements may also establish how stock options, performance-based restricted stock units, restricted shares and restricted stock units would be treated in the event of termination or upon a change in control.

41

Termination Scenario	Stock Options	Performance-Based Restricted Stock Units (PSUs)	Restricted Shares Awards (RSAs)	Restricted Stock Units (RSUs)
Cause	All options immediately expire.	All PSUs are immediately forfeited.	All unvested shares of restricted stock are immediately forfeited.	All RSUs are immediately forfeited.
Retirement(1)
All unvested options will continue to vest for 12 months following the date of termination and may be exercised within the earlier of three years from the date of termination or the regular expiry date.

On the PSU vesting date, the number of PSUs that vest is equal to the number of PSUs that would have become vested if no termination had occurred, multiplied by a percentage equal to the number of full months of the participant's service during the performance period to the total number of full months contained in the performance period.
			All unvested shares of restricted stock are immediately forfeited.	All unvested RSUs are immediately forfeited.
Death	All unvested options fully vest upon death and may be exercised within the earlier of 12 months or the regular expiry date.	100% of the target number of PSUs become fully vested as of the date of death.	All unvested shares of restricted stock become fully vested.	All unvested RSUs become fully vested.
Disability	All options may be exercised within 12 months to the extent they were exercisable at the time of termination.	On the PSU vesting date, a number of PSUs become fully vested equal to the number of PSUs that would have become vested if no termination had occurred.	All unvested shares of restricted stock become fully vested.	All unvested RSUs become fully vested.
Other Termination	All options may be exercised within 90 days to the extent they were exercisable at the time of termination. All unvested options are immediately forfeited.
In the event of the participant's voluntary termination, all PSUs are immediately forfeited.

In the event of termination without cause more than 12 months before the end of the performance period, all PSUs granted are immediately forfeited.

In the event of termination without cause within 12 months of the end of the performance period, on the PSU vesting date the number of PSUs that become fully vested is equal to the number of PSUs that would have become vested if no termination had occurred, multiplied by a percentage equal to the number of full months of the participant's service during the performance period to the total number of full months contained in the performance period.
			All unvested shares of restricted stock are immediately forfeited.	All unvested RSUs are immediately forfeited (except in the case of some supplemental RSU awards, which vest upon termination without cause).
Change in Control	Board has discretion to determine effect of change in control.
If not assumed or substituted for, 100% of the target number of PSUs become fully vested as of the date of the change in control.

If the participant's service is terminated without cause or for good reason within two years following change in control, 100% of the target number of PSUs become fully vested as of the date of such termination.
Board has discretion to determine effect of change in control on unvested shares of restricted stock.
If not assumed or substituted for, 100% of the RSUs become fully vested as of the date of the change in control.

If the participant's service is terminated without cause or for good reason within two years following change in control, 100% of the RSUs become fully vested as of the date of such termination.

_________

(1)
Retirement means an individual's termination of service (other than for cause) after the earlier of his or her completion of 25 years of service or the date on which he or she reaches at least the age of 55 and has completed at least ten years of service.

42

Potential Payments upon Termination of Employment and Change in Control
We have an employment agreement with each of our named executive officers, which provides that the named executive officer's employment may be terminated by the executive or by us at any time, with or without cause. If the executive voluntarily resigns or we terminate the executive's employment for cause, the executive will receive only his or her accrued base salary then in effect and benefits earned and payable as of the date of termination. If we terminate the executive's employment without cause or for good reason, and subject to the executive's compliance with the surviving terms of his or her employment agreement and the release of all employment-related claims, each named executive officer will be entitled to the amounts shown in the table below. These employment agreements do not provide for any payments or tax gross-up payments triggered by a change in control.
Under the terms of our 2014 Equity Incentive Plan, the board of directors may take a number of actions with respect to outstanding equity awards in connection with a change in control, including the acceleration of the unvested portion of equity awards or the cancellation of outstanding awards in exchange for substitute awards.
The following table shows the payments and the intrinsic value of accelerated equity awards that would be due to each of our named executive officers upon the termination of his or her employment for various reasons, including termination in connection with a change in control. Except in the case of Mr. Haselden (who resigned on January 10, 2020), the amounts provided in the table below assume that each termination was effective as of February 2, 2020 (the last day of our fiscal year) and are merely illustrative of hypothetical events, based on the terms of arrangements that is in effect. The amounts to be payable upon an actual termination of employment can only be determined at the time of such event, based on the facts and circumstances then prevailing. In the case of Mr. Haselden, no amounts were paid in connect with the termination of his employment.

43

Name	Termination Scenario	Severance ($)(1)	Intrinsic Value of Accelerated Equity Awards ($)(2)(3)	Total ($)
Calvin McDonald	Cause	—	—	—
	Death	—	28,650,724	28,650,724
	Disability	—	21,487,964	21,487,964
	Change in Control(4)	1,875,000 (5)	28,650,724	30,525,724
	Involuntary (without cause)(7)	1,875,000 (5)	4,905,179	6,780,179
	Voluntary	—	—	—
Celeste Burgoyne	Cause	—	—	—
	Death	—	9,878,679	9,878,679
	Disability	—	6,876,590	6,876,590
	Change in Control(4)	843,750 (6)	9,878,679	10,722,429
	Involuntary (without cause)(7)	843,750 (6)	3,761,647	4,605,397
	Voluntary	—	—	—
Michelle Choe	Cause	—	—	—
	Death	—	7,659,269	7,659,269
	Disability	—	5,067,482	5,067,482
	Change in Control(4)	843,750 (6)	7,659,269	8,503,019
	Involuntary (without cause)(7)	843,750 (6)	2,387,750	3,231,500
	Voluntary	—	—	—
Patrick J. Guido(8)	Cause	—	—	—
	Death	—	2,929,486	2,929,486
	Disability	—	1,616,840	1,616,840
	Change in Control(4)	668,750 (6)	2,929,486	3,598,236
	Involuntary (without cause)(7)	668,750 (6)	—	668,750
	Voluntary	—	—	—
Julie Averill	Cause	—	—	—
	Death	—	4,568,566	4,568,566
	Disability	—	3,829,780	3,829,780
	Change in Control(4)	—	4,568,566	4,568,566
	Involuntary (without cause)(7)	—	1,448,089	1,448,089
	Voluntary	—	—	—
Stuart Haselden(9)	Voluntary	—	—	—
_________

(1)	The dollar amounts shown are in U.S. dollars.

(2)
Amounts related to the death, disability, involuntary termination in connection with a change in control, and involuntary termination without cause are based on the intrinsic value of unvested equity awards that would have become vested upon the triggering event on February 2, 2020 based on the fair market value of the stock on such date.

(3)	The share-based compensation expense recorded for accounting purposes may differ from the intrinsic value as disclosed in this column.

(4)
Amounts shown assume the involuntary termination of the executive officer's employment without cause in addition to the election of the board of directors to accelerate the unvested portion of the outstanding stock options and restricted shares, and 100% vesting of restricted stock units and the target number of PSUs in connection with a change in control.

(5)
Amounts payable in equal installments on the company's normal paydays over a 18-month period and will be forfeited if the executive fails to comply with certain restrictive covenants, including non-competition, non-solicitation and non-disparagement agreements.

44

(6)
Amounts payable in equal installments on the company's normal paydays over a 15-month period and will be forfeited if the executive fails to comply with certain restrictive covenants, including non-competition, non-solicitation and non-disparagement agreements.

(7)	Also includes termination of the executive officer's employment by the executive officer for "constructive dismissal," which is not specifically defined in the executive's employment agreement.

(8)
Mr. Guido resigned from his position as chief financial officer, effective May 8, 2020. He will not receive any severance payments, and all unvested equity awards will be forfeited in connection with the termination of his employment.

(9)	Mr. Haselden voluntarily resigned on January 10, 2020. He did not receive any severance payments, and all unvested equity awards were forfeited in connection with the termination of his employment.

45

CEO Pay Ratio
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule that requires companies to disclose the ratio of CEO compensation to that of the median employee. This section discloses the ratio of the annual total compensation of our principal executive officer to that of our median employee and how that ratio was derived.
CEO Compensation
Mr. McDonald, our chief executive officer, had a total annual compensation of $11,289,944 in fiscal 2019, as reflected in the Summary Compensation Table.
Our Median Employee
As permitted by SEC rules, we used the same median employee that was identified in the preparation of our pay ratio disclosure in fiscal 2018 because we believe there has been no material change in our employee population or compensation arrangements that would result in a significant change to our pay ratio disclosure.
Our median employee had an annual total compensation of $19,459 in fiscal 2019. As illustrated in the table below, the estimated median employee of lululemon for fiscal 2019 was an Educator, our name for our store associates, that worked on a part-time hourly basis during the fiscal year. When converting to US dollars, the median employee earned an average hourly rate of approximately $14.80 USD, or $19.60 CAD, inclusive of salary and non-equity incentive plan compensation. We are proud of our store compensation programs which are grounded in our pay-for-performance philosophy and believe they are a key component in attracting and retaining the best talent.
2019 Pay Ratio
The estimated ratio of Mr. McDonald's total annualized compensation was approximately 580 times that of our median employee in fiscal 2019.

Name and Principal Position	Salary(1)	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation	Total
Calvin McDonald, Chief Executive Officer	$1,250,000	—	$2,999,971	$2,995,896	$3,750,000	$294,077	$11,289,944
Educator, Median Employee	$16,139	—	—	—	$3,320	—	$19,459
Pay Ratio							580
_________

(1)	Salary is comprised of base salary pay, overtime pay, double-time pay, statutory holiday pay, and vacation pay earned.

(2)	This column reflects the grant date fair value of performance-based restricted stock units granted.

(3)	This column reflects the grant date fair value of stock options granted.

(4)	Non-Equity Incentive Plan Compensation includes monthly, quarterly, and annual performance-based cash awards.

46

Methodology and Key Assumptions
For the purposes of the CEO pay ratio determination, we have used a consistently applied compensation measure to identify the median employee in fiscal 2018 (who was again used as our median employee for fiscal 2019). The below table summarizes our methodology and key assumptions in setting our consistently applied compensation measure.

Item	Company Practice
Date Selection	The last day of the 2018 fiscal year, February 3, 2019, was used for the calculation.
Annualized Earnings
Permanent part-time and full-time employees with partial year earnings were annualized to full year earnings for the fiscal year, assuming consistent earnings. Annualized earnings include salary earned, bonus earned, and actual equity granted value. This does not apply to seasonal or temporary employees.

Employee Workforce Definition
Generally, employees who worked any portion of the fiscal year and who were active earners (for example, not on leave) were included. The jurisdictions included in the analysis were Australia, Canada, China, the United Kingdom, and the United States of America.

De-Minimus Rule
Employee groups in certain non-U.S. jurisdictions were excluded as the aggregate total of these employees amounts less than 5% of our total employee workforce. The jurisdictions excluded were France, Germany, Ireland, Japan, Malaysia, the Netherlands, New Zealand, Singapore, South Korea, Sweden, and Switzerland. The total number of employees excluded from the analysis was approximately 600 based on a total workforce of approximately 16,000.

Exchange Rates
All figures shown are in U.S. dollars. The amounts originally in non-U.S. dollars were converted to U.S. dollars using the average of the average exchange rates for each fiscal month during the fiscal year.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies - including companies in our peer group - may not be comparable to the pay ratio reported above. Other companies may have different employment and compensation practices, different geographic breadth, perform different types of work, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. This information is being provided for compliance purposes. Neither the compensation committee nor management of the company used the pay ratio measure in making compensation decisions.

47

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL
People for the Ethical Treatment of Animals, 1536 16th Street N.W., Washington, DC, 20036, claiming beneficial ownership of at least $2,000 worth of common stock, submitted the proposal and statement of support included below (which lululemon has reproduced as submitted and has not checked for accuracy):
______________________________________
2020 Shareholder Resolution Regarding Elimination of the Sale of Items Containing Down Feathers lululemon athletica inc.
RESOLVED: Given the cruel and inhumane treatment endured by birds used for down, the Board is strongly encouraged to enact a policy ensuring that no products containing down are sold by lululemon athletica inc.
SUPPORTING STATEMENT:
Birds used for down are often subjected to intensive confinement on filthy factory farms before they’re loaded onto open-air trucks, exposed to all weather extremes, and hauled to the slaughterhouse. A PETA eyewitness exposé revealed that birds raised for down were crammed into cages for transport with such force that many sustained bruises, broken bones, and dislocated joints. The cages were so small that the birds were unable to hold their heads up even while sitting, and they were left in the feces-strewn crates for up to 24 hours without food or water. At the slaughterhouse, they’re often improperly and ineffectively stunned before their throats are cut and they’re dumped into the scalding-hot water of the defeathering tank.
Selling down--a product that causes so much suffering--is not only cruel but also inconsistent with our company’s promotion of compassion and environmental stewardship as well as its yoga-inspired vision of being part of “an elevated world that operates within nature’s boundaries.” Condoning the cruelty inherent in down production is in stark contrast to lululemon’s purported values.
Our company understands the benefits of cruelty-free synthetic materials, as it already sells high-quality alternatives to down. Phasing out down would be easy as well as a compassionate choice.
By eliminating down from its offerings, lululemon would prevent an enormous amount of suffering for birds and demonstrate that it is highly innovative, distinctive, competitive, and humane.
Accordingly, we urge shareholders to support this ethically responsible resolution.
______________________________________
FOR THE REASONS EXPLAINED BELOW, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.
lululemon is a designer and retailer of technical athletic apparel. Since our inception, we have fostered a distinctive corporate culture; we promote a set of core values in our business, which include taking personal responsibility, nurturing entrepreneurial spirit, acting with honesty and courage, valuing connection, and choosing to have fun. Our board of directors believes you should vote against this proposal principally because, first, we are committed to obtaining our down from ethical and humane sources, and second, decisions about the use of materials in our products should be made by our management and design team rather than our board of directors or shareholders.
Sourcing more sustainable raw materials in a responsible way is an important strategy by which we can contribute to making a positive impact globally through our business. We have a robust vendor code of ethics program with requirements that our vendor partners agree to uphold. Our Vendor Code of Ethics outlines what we stand for when it comes to manufacturing practices: vendors are expected to uphold legal, safe, and ethical standards of production. We are committed to sourcing raw materials responsibly and working with partners who share our values, including the company that supplies our down. 100% of our down is certified under the Responsible Down Standard, or RDS, and lululemon is an RDS certified brand. The RDS describes itself as a global third-party certification that was developed with input of animal welfare groups, industry experts, brands and retailers, and is administered by the Textile Exchange. The standard can be applied to any waterfowl-based supply chain to help ensure humane treatment of animals.

48

In addition, lululemon’s success depends in part on our ability to meet and exceed consumer product performance expectations as well as to anticipate and respond to product trends and changing consumer demands. If our management and design team are externally restricted in their ability to evaluate and make decisions regarding the use of materials in our products or the introduction of new products or novel technologies, we may be unable to continue to be a leader in technical athletic apparel innovation.
Vote Required and Board Recommendation
Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting, as well as the presence of a quorum representing a majority of all outstanding shares of our common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.
Our board of directors unanimously recommends a vote “AGAINST” this proposal for the reasons noted above.

49

DIRECTOR COMPENSATION

Director Compensation Structure
Each of our non-employee directors receives compensation for serving on our board of directors. Cash compensation for fiscal 2019 was comprised of an annual retainer, based on the following schedule:

Retainers
All non-employee directors	$85,000
Additional Retainers
Chair(1)	135,000
Lead Director	50,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating and Governance Committee Chair	10,000
Audit Committee Member	10,000
Compensation Committee Member	7,500
Nominating and Governance Committee Member	5,000
(1)Our Chair retainer was increased from $100,000 to $135,000, effective September 12, 2019.

In addition to the amounts shown in the table above, each non-employee director receives equity compensation consisting of an annual grant of a restricted stock award under our 2014 Equity Incentive Plan. These annual awards are generally granted after the conclusion of the annual meeting of shareholders each year if the director is then a member of our board of directors. Non-employee directors who join our board of directors other than in connection with an annual meeting generally receive these awards on a pro-rata basis. For fiscal 2019, directors who served on the board of directors for the full fiscal year received an award of restricted stock having a fair value at the time of grant equal to approximately $130,000, subject to one year vesting.

Fiscal 2020 Director Compensation Structure Changes
For fiscal 2020, the board of directors reviewed our non-employee director compensation program and recommended no changes, with the exception of the retainer for the chair of the board of directors. The retainer for the chair of the board of directors was increased from $100,000 to $135,000, effective September 12, 2019, as outlined in the chart above. Additionally, in response to the changing business environment as impacted by the outbreak of the COVID-19 coronavirus disease, members of our board of directors will forgo their cash retainer for three months in fiscal 2020. We plan to use the cost savings to establish a fund to aid employees facing COVID-19 related hardships at this time.

Director Stock Ownership Guidelines
The nominating and governance committee has adopted stock ownership guidelines for our directors as follows:

Position	Minimum Ownership Guidelines (Dollar Value of Shares)
Non-employee director	5 x Annual Cash Retainer Compensation

Our non-employee directors are encouraged to comply with the stock ownership guidelines within five years after their date of appointment or election to the board of directors.

50

Fiscal 2019 Director Compensation
The following table shows the amount of compensation we paid to each of our non-employee directors for fiscal 2019 for serving on our board of directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Robert Bensoussan(2)	48,923	41,801	—	90,724
Michael Casey	111,333	127,627	—	238,960
Stephanie Ferris(3)	37,918	67,496	—	105,414
Tricia Glynn(4)	89,667	85,826	—	175,493
Kathryn Henry	92,833	127,627	—	220,460
Jon McNeill	87,000	127,627	—	214,627
Martha Morfitt	115,083	127,627	—	242,710
Glenn K. Murphy(5)	194,250	85,826	163,076	443,152
David M. Mussafer(4)	147,167	85,826	—	232,993
Emily White	90,750	127,627	—	218,377
_________

(1)
The amounts in this column represent the expense we recognized in fiscal 2019 in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 2, 2020 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(2)	Mr. Bensoussan did not stand for re-election at the 2019 annual meeting.

(3)	Ms. Ferris joined the board of directors effective July 11, 2019.

(4)	Mr. Mussafer and Ms. Glynn declined the annual stock awards for 2018.

(5)	Mr. Murphy received option awards during his tenure as executive chair of the board of directors in fiscal 2018, which vest over a three-year period.

51

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Procedures for Approval of Related Person Transactions
Our board of directors has adopted a written policy for approval of transactions between lululemon and our directors or director nominees, executive officers, shareholders beneficially owning more than 5% of our stock, and each of their respective immediate family members, where the amount involved in the transaction exceeds $120,000 in a single fiscal year and the party to the transaction has or will have a direct or indirect material interest. The policy provides that the audit committee reviews each transaction and determines whether or not to approve or ratify the transaction.
In determining whether to approve or ratify transactions subject to the policy, the audit committee considers, among other factors it deems appropriate, the related person's interest in the transaction and whether the transaction is on terms no less favorable to lululemon than terms that could have been reached with an unrelated third party.
The audit committee has considered and adopted the following standing pre-approvals under the policy for transactions with related persons:

•
Employment as an executive officer of lululemon, if the related compensation is either required to be reported in our proxy statement under Item 402 of SEC Regulation S-K or is approved (or recommended for approval) by the compensation committee;

•	Any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of SEC Regulation S-K;

•	Any transaction where the related person's interest arises solely from the ownership of our stock and all holders of our common stock received the same benefit on a pro-rata basis; and

•	Any transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
Transactions with Related Persons for Fiscal 2019

Dennis J. Wilson, who is a beneficial owner of more than 5% of our total outstanding shares, has informed us that he controls the company from which we lease our Victoria, British Columbia store. We currently lease the space at a monthly rent of CDN$9,583. The total monthly payments due under the lease from February 3, 2020 (the first day of our 2020 fiscal year) through the end of the current lease term are approximately CDN$277,917.

52

PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT
The following table sets forth information concerning the "beneficial ownership" of our common stock as of April 1, 2020 by (1) those persons who we know to beneficially own more than 5% of our outstanding common stock, (2) our directors, (3) the "named executive officers" listed in the Summary Compensation Table, and (4) all of our current directors and executive officers as a group. "Beneficial ownership" is a concept that takes into account shares that may be acquired within 60 days of April 1, 2020 (such as by exercising vested stock options) and shares as to which the named person has or shares voting or investment power.

Beneficial Owner(1)	Number of Shares of Common Stock Owned	Right to Acquire(2)	Number of Shares Beneficially Owned(3)	Percent(4)
FMR LLC(5)	18,500,189	—	18,500,189	14.2%
245 Summer Street
Boston, MA 02210
Dennis J. Wilson(6)	10,706,108	—	10,706,108	8.2%
21 Water Street, Suite 600
Vancouver, BC V6B 1A1
The Vanguard Group, Inc.(7)	10,648,651	—	10,648,651	8.2%
100 Vanguard Blvd.
Malvern, PA 19355
Prudential Financial, Inc.(8)	8,360,122	—	8,360,122	6.4%
751 Broad Street
Newark, NJ 07102
Jennison Associates LLC(9)	8,054,844	—	8,054,844	6.2%
466 Lexington Avenue
New York, NY 10017
BlackRock, Inc.(10)	6,945,412	—	6,945,412	5.3%
55 East 52nd Street
New York, NY 10055
Michael Casey	56,658	—	56,658	*
Stephanie Ferris	572	—	572	*
Tricia Glynn	2,348	—	2,348	*
Kathryn Henry	4,413	—	4,413	*
Jon McNeill	6,100	—	6,100	*
Martha Morfitt	85,680	—	85,680	*
Glenn Murphy	102,067	12,817	114,884	*
David M. Mussafer	18,947	—	18,947	*
Emily White	16,367	—	16,367	*
Calvin McDonald	19,055	31,578	50,633	*
Celeste Burgoyne	9,919	23,315	33,234	*
Michelle Choe	4,742	11,506	16,248	*
Stuart Haselden(11)	—	—	—	*
Julie Averill	4,693	2,099	6,792	*
Patrick J. Guido	372	4,417	4,789	*
Directors and executive officers as a group (15 persons)	331,933	85,732	417,665	*
_________
* Less than 1%.

(1)	Unless otherwise indicated, the address of the beneficial owner is c/o lululemon athletica inc., 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7.

53

(2)	Represents shares of our common stock issuable upon exercise of options and restricted stock units that have vested or will vest within 60 days.

(3)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. The number of shares beneficially owned represents common shares held as of April 1, 2020, and shares of our common stock issuable upon exercise of options or restricted stock units that have vested or will vest within 60 days.

(4)
Percentages are calculated on the basis of 130,172,726 shares of our common stock and special voting stock outstanding as of April 1, 2020, except that any additional shares of our common stock that a person has the right to acquire within 60 days of April 1, 2020 were deemed to be outstanding for purposes of calculating that person's beneficial ownership.

(5)	Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 7, 2020.

(6)	Based on Schedule 13D/A filed by Mr. Wilson with the SEC on December 10, 2019, and a Form 4 filed by Mr. Wilson with the SEC on March 18, 2020.

(7)	Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 12, 2020.

(8)	Based on a Schedule 13G filed by Prudential Financial, Inc. with the SEC on January 29, 2020.

(9)	Based on a Schedule 13G filed by Jennison Associates LLC with the SEC on February 7, 2020.

(10)	Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 7, 2020.

(11)	Mr. Haselden is our former chief operating officer, who resigned on January 10, 2020. We have no information regarding Mr. Haselden's holdings of our common stock as of April 1, 2020.

TRANSACTION OF OTHER BUSINESS
At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2020 annual meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS TO BE PRESENTED
AT THE 2021 ANNUAL MEETING OF SHAREHOLDERS
Shareholder proposals to be included in our proxy statement for our 2021 annual meeting must be received by the Corporate Secretary of lululemon no later than December 24, 2020. Notices must be delivered to the Corporate Secretary at our executive offices at 1818 Cornwall Avenue, Vancouver, British Columbia, V6J 1C7. If we change the date of the 2021 annual meeting by more than 30 days from June 3, 2021, then the deadline will be the later of the 90th day prior to the 2021 annual meeting or the 10th day following the day on which we first publicly announce the date of the 2021 annual meeting.
Shareholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2021 annual meeting must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the shareholder give written notice to the Corporate Secretary of lululemon no later than the 120th day prior to the first anniversary of the date on which we first mailed this proxy statement. For the 2021 annual meeting, a shareholder's notice of a proposal will be considered timely if received no later than December 24, 2020. Notices must be delivered to the Corporate Secretary at our executive offices at 1818 Cornwall Avenue, Vancouver, British Columbia, V6J 1C7. If we change the date of the 2021 annual meeting by more than 30 days from June 3, 2021, then the deadline will be the later of the 90th day prior to the 2021 annual meeting or the 10th day following the day on which we first publicly announce the date of the 2021 annual meeting.

54

ANNUAL REPORT AND FORM 10-K
A copy of our combined annual report to shareholders and Annual Report on Form 10-K for the fiscal year ended February 2, 2020 will be mailed with this proxy statement to those shareholders that elect to receive a paper copy of the proxy materials. For those shareholders that receive the notice, this proxy statement and our 2019 Annual report are available at www.proxyvote.com.

By order of the board of directors,

/s/ Calvin McDonald
Calvin McDonald
Chief Executive Officer
April 20, 2020
Whether or not you plan to attend the annual meeting, please vote your shares via the Internet or telephone, as described in the accompanying materials, as soon as possible to ensure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the virtual meeting you will, of course, have the right to revoke the proxy and vote your shares electronically at the meeting.

55

lululemon

LULULEMON ATHLETICA INC.
1818 CORNWALL AVENUE
VANCOUVER, BC CANADA V6J 1C7
ATTN: INVESTOR RELATIONS

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/lulu2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D13944-P38137

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

lululemon athletica inc.

The Board of Directors recommends you vote FOR all of the following nominees:

1. Class I Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Michael Casey	☐	☐	☐
1b. Glenn Murphy	☐	☐	☐
1c. David M. Mussafer	☐	☐	☐

Class III Director

Nominee:	**For**	**Against**	**Abstain**
1d. Stephanie Ferris	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2021.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:	**For**	**Against**	**Abstain**
4. A stockholder proposal by People for Ethical Treatment of Animals that would strongly encourage the Board to "enact a policy ensuring that no products containing down are sold by lululemon athletica inc."	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

D13945-P38137

lululemon athletica inc.
Annual Meeting of Shareholders
June 3, 2020 8:00 AM PDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Calvin McDonald and Shannon Higginson, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of lululemon athletica inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM PDT on June 3, 2020, via the Internet at: *www.virtualshareholdermeeting.com/lulu2020*, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side